Registration No. 333 - 62513



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO.1 TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1/A
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              MARK SOLUTIONS, INC.
                  --------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


       Delaware                                            11-2864481
       ----------                                       ---------------------
      (State of                                          (I.R.S. Employer
      Incorporation)                                   Identification Number)


                   1515 Broad Street Parkway Technical Center
                          Bloomfield, New Jersey 07003
                                 (973)893-0500
                      -------------------------------------
                (Address, including Zip Code and Telephone Number
                  of Registrant's Principal Executive Offices)


                             Carl Coppola, President
                              Mark Solutions, Inc.
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                                 (973) 893-0500
                    ----------------------------------------
 (Name, Address, including Zip Code, and Telephone Number of Agent for Service)


                                   A copy to:

                           Timothy J. McCartney, Esq.
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                 (215) 396-7156


Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this Registration Statement.


If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [XX]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ] ______________________.





                            [COVER PAGE 1 OF 2 PAGES]

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].



                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
Title of Each           Amount to be     Proposed Maximum   Proposed Maximum     Amount of
Class of Securities     Registered(1)     Offering Price      Aggregate          of Registration Fee (1)
to be Registered                           Per Share (2)    Offering Price (2)
Common Stock,
$.01 par value          15,000,000          $ 0.78125            $11,718,750             $  3,550.78(3)

=========================================================================================================

(1) Also registered hereby pursuant to Rule 416 are such additional indeterminate shares of Common Stock or other securities as may become issuable by reason of stock splits or other adjustments pursuant to antidilution provisions.
(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) based upon the last sales price as reported on Nasdaq within the prior five days.
(3) $2,272.50 previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






































                            [COVER PAGE 2 OF 2 PAGES]

Prospectus

                              MARK SOLUTIONS, INC.

                        15,000,000 Shares of Common Stock

     This Prospectus relates to the sale of up to 15,000,000 shares of common stock, $.01 par value (the "Common Stock") of Mark Solutions, Inc. ("Mark") consisting of (i) 1,220,000 issued shares of Common Stock (the "Private Placement Common Stock"), (ii) 1,375,000 shares of Common Stock which are issuable upon the exercise of warrants at $1.50 per share (the "Warrants"),
(iii) an indeterminate number of shares of Common Stock which are issuable upon conversion of Mark's $1,530,000 Principal Amount 7% Convertible Debentures due December 28, 2000 (the "Debentures"), (iv) an indeterminate number of shares of Common Stock issuable pursuant to certain adjustments on the Private Placement Common Stock (the "Adjustment Shares") and (v) an indeterminate number of shares of Common Stock issuable to pay interest on the Debentures (the "Interest Shares"). The Private Placement Common Stock, Warrants, Debentures, Adjustment Shares and Interest Shares are collectively referred to as the "Securities". The Securities were issued by Mark in a private placement in June 1998. See "Mark's June 1998 Private Placement" for the terms of the Securities.

     Mark is obligated to keep the registration statement (the "Registration Statement"), of which this Prospectus forms a part, effective until June 29, 2000.

     All of the shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the person(s) named under the caption "Selling Shareholders". Mark is bearing the cost related to the Registration Statement. The Selling Shareholders have advised Mark that the Shares may be sold by the Selling Shareholders or its pledgees, donees, transferees or other successors in interest from time to time in the open market or in privately negotiated transactions at prices satisfactory to the seller. See "Plan of Distribution". Mark will receive no proceeds from the sale of the Shares.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. See "Risk Factors".

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MCSI". On November 19, 1998, the closing sales price of the Common Stock was $0.90625 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ___________________________________________
                The date of this Prospectus is November **, 1998.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities being offered pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.




                                TABLE OF CONTENTS
                                                            Page

Available Information . . . . . . . . . . . . . . . . . .     3
Summary . . . . . . . . . . . . . . . . . . . . . . . . .     4
     The Company . . . . . . . . . . . . . . . . . . . .      4
     Risk Factors. . . . . . . . . . . . . . . . . . . .      5
     Summary Selected Financial Data . . . . . . . . . .      5
Risk Factors . . . . . . . . . . . . . . . . . . . . . .      6
Price Range of Common Stock . . . . . . . . . . . . . . .    12
Dividend Policy . . . . . . . . . . . . . . . . . . . . .    12
Selected Financial Data . . . . . . . . . . . . . . . . .    13
Management Discussion and Analysis of Financial
  Condition and Results of Operations . . . . . . . . . .    14
Business  . . . . . . . . . . . . . . . . . . . . . . . .    21
   Mark Correctional Systems Division . . . . . . . . . .    22
   MarkCare Medical Systems, Inc. . . . . . . . . . . . .    24
Management  . . . . . . . . . . . . . . . . . . . . . . .    30
Executive Compensation  . . . . . . . . . . . . . . . . .    32
Certain Transactions  . . . . . . . . . . . . . . . . . .    34
Security Ownership of Certain Beneficial Owners
 and Management . . . . . . . . . . . . . . . . . . . . .    36
Description of Capital Stock . . . . . . . . . . . . . . .   39
Mark's June 1998 Private Placement . . . . . . . . . . . .   39
Selling Shareholders  . . . . . . . . . . . . . . . . . .    42
Plan of Distribution  . . . . . . . . . . . . . . . . . .    43
Legal Matters . . . . . . . . . . . . . . . . . . . . . .    44
Experts . . . . . . . . . . . . . . . . . . . . . . . . .    44
Index to Financial Statements . . . . . . . . . . . . . .    45

                              AVAILABLE INFORMATION

     Mark has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Mark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Mark files reports and other information with the Commission.

     The Registration Statement, reports and other information filed by Mark with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, 1801 California Street, Suite 4800, Denver, Colorado 80202 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains an internet site (http:// www.sec.gov) that contains reports, proxy statements and other information regarding Mark, which is an electronic filer under Regulation S-T.

                                    SUMMARY

     The following is a summary of certain information contained in this Prospectus. This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and the exhibits hereto. Certain capitalized items used and not otherwise defined in this summary have the meanings ascribed to them elsewhere in this Prospectus.

                                   THE COMPANY

     Mark Solutions, Inc. ("Mark") is a Delaware corporation which operates its businesses through wholly-owned subsidiaries and a division.

     Mark is engaged in the design, manufacture and/or installation of (i) modular steel cells for correctional institution construction and (ii) diagnostic support, picture, archiving and communication computer systems (PACS) marketed under the name "IntraScan".

     Modular Steel Cells. Mark markets its modular steel products by responding to public bids and by pursuing joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally. Management believes that nationwide emphasis on expedient easing of overcrowding conditions in correctional institutions presents a significant growth opportunity; however, there can be no assurance of sustained business.

     Mark's modular cells can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time.

     IntraScan PACS System. Mark markets its IntraScan PACS systems to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices, primarily through a marketing agreement with Data General Corporation. Management believes that it can capitalize on the development of the domestic and international PACS market; however, there can be no assurance that significant business will develop.

     The IntraScan PACS system interfaces with medical imaging devices to store and recall images digitally from modalities including x-ray, CAT Scan, MRI, ultrasound, computed radiography and nuclear medicine. The IntraScan PACS system is "platform independent" allowing the software to operate with most computer hardware and operating systems.

     Mark was incorporated under the laws of the State of Delaware on September 29, 1986 under the name "Showcase Cosmetics, Inc.". Mark's principal executive offices are located at 1515 Broad Street, Bloomfield, New Jersey 07003 and its phone number is (973) 893-0500.

                                  RISK FACTORS

     The securities of Mark involve a high degree of risk. Mark has historically had operating losses and related working capital deficiencies. To date, sales of its modular steel cells has been sporadic and sales of its IntraScan PACS system have been immaterial. See "Risk Factors".



                         SUMMARY SELECTED FINANCIAL DATA

     The following summary selected financial data is based upon financial information incorporated herein and such summary information should be read in conjunction with such financial statements and notes thereto.


Income Statement Data:

                                             Three Months Ended
                                                 September 30                        Fiscal Years Ended June 30
                                            ----------------------                    --------------------------
                                           1998             1997                 1998             1997              1996
                                           -------------------------         ------------------------------------------------
Revenues                               $   688,861      $   832,241          $12,921,810       $ 6,449,744      $ 3,454,615
Cost and Expenses                        1,152,641        2,180,067           14,912,632        10,191,950        8,518,483
Operating Income (Loss)                   (463,780)      (1,347,826)          (1,990,822)       (3,742,206)      (5,063,868)
Net Other (Expenses)                      ( 38,035)      (  321,426)          (  397,277)       (1,697,059)      (   46,691)
Net Income (Loss) From
Continuing Operations                     (501,815)      (1,669,252)          (2,388,099)       (5,439,265)      (5,110,559)
(Loss) From Discontinued
 Operations                                  - - -           - - -               - - -               - - -       (  104,503)
Net Income (Loss)                         (501,815)      (1,669,252)          (2,388,099)       (5,439,265)      (5,215,062)
Earnings (Loss) per Share                 ($   .03)      ($     .11)          ($     .14)       (      .38)      ($     .41)
Weighted Average
 Shares Outstanding                      19,281,674      15,016,078           16,580,402        14,221,606        12,732,022



Balance Sheet Data:
                                                 At September 30                               At June 30
                                                                                               ----------
                                                        1998                       1998              1997               1996
                                                  ---------------               --------------------------------------------
Working Capital (Deficit)                         $ 2,499,659                   $ 3,078,217       $  923,457        $  675,864
Total Assets                                        5,309,193                     5,174,101        5,432,277         3,083,763
Long-term Obligations                               1,125,228                     1,060,416        2,340,467            50,297
Total Liabilities                                   2,740,137                     2,058,602        5,585,430         1,004,362
Temporary Stockholders Equity                       1,220,000                     1,220,000          - - -             - - -
Stockholders' Equity
(Impairment)                                        1,349,056                     1,895,499         (153,153)        2,079,401


                                        5

                                  RISK FACTORS



     Prospective investors in the Common Stock should give careful consideration to the following risks in making a decision concerning the securities offered hereby.


     1. Poor Financial Condition. Mark has experienced significant operating losses and working capital and liquidity deficiencies over the past several years. Mark had net losses of $2,388,099 and $5,439,265 for the fiscal years ended June 30, 1998 and 1997. In addition, Mark had an accumulated deficit of $30,144,024 at June 30, 1998. Mark has and will continue to experience such financial difficulties in the foreseeable future absent significant increases in the sale of modular cells and/or IntraScan PACS systems. Accordingly, based on past operating results there can be no assurance that Mark will be able to operate profitably. Mark's poor financial condition could adversely affect its ability to raise additional working capital pursuant to private sales of its securities.

     2.  Limited  Market;   Contracts  for  Modular  Cells.   Mark  has  derived
substantially all of its revenue from the sale of its modular cells to correctional institutions and management believes that the sale of these products will continue to represent the substantial majority of Mark's operating revenues through June 30, 1999. The correctional institution market presents substantial sales obstacles. Unless the project is very small, correctional institutions, like other government agencies, must submit proposed projects to public bidding by prospective suppliers. The purchasing agency is obligated to select from among the bidders based on objective criteria. On the other hand, private purchasers generally do not require bidding and a vendor such as Mark would have the opportunity to convince the purchaser to deal with Mark to the exclusion of competitors.

     Mark continually bids on and solicits joint venture opportunities regarding construction projects utilizing its modular steel cell products. At present, Mark is not participating in any projects under a joint venture format. Mark currently has contracts for it modular cells aggregating approximately $2,500,000 in revenue for the period beginning July 1, 1998 to December 31, 1998.

     3. Limited Sales of IntraScan PACS Systems. For the three fiscal years ended June 30, 1998, Mark's revenues from the sale of IntraScan PACS systems and related products totalled $474,373. While Mark believes the domestic and international market for PACS systems is significant and expanding, there can be no assurance that Mark will establish a material market share and run its IntraScan operations profitably.

     4. Working Capital Requirements. The ultimate success of Mark may depend upon its ability to raise additional equity or obtain debt financing until it can improve its operating results. To date Mark has primarily met its working capital requirements by the private issuance of its securities, including the Securities. Absent proceeds from the exercise of outstanding warrants and improvement in the operations of Mark, management believes that its present available working capital will be utilized by June 30, 1999. In the event Mark must seek other sources of working capital, it will most likely have to rely on additional private sales of its equity or debt securities. While Mark has been successful in raising working capital through private sources in the past, no assurance can be given that such sources will be available, or, if available, on terms satisfactory to Mark. Mark will initially look to the exercise of outstanding warrants to the extent that additional working capital is necessary.

     5. Bonding Qualifications. In connection with some government construction projects, Mark is required to provide performance and completion bonds as a condition to submission or participation in a bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of third parties, including Mark's president and/or another business entity owned by an outside director. To date Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and have a material adverse effect on the operations of Mark.

     6. Significant Contract. For the fiscal year ended June 30, 1998, $12,000,000 (93.0%) of Mark's revenue was attributable to its contract to provide modular cells to the State of New York. The agreement has a stated estimate of 2,455 cells over the three-year term ending December 31, 1999, however, no minimum volume is guaranteed. In addition, the State of New York reserves the right to renegotiate the stated contract prices or solicit third party bids for any single order of 700 or more cells. Accordingly, no assurances can be given that Mark will receive additional significant orders under this agreement.

     7.   Competition.   Mark  competes  in  two  industries  which  are  highly
competitive; government construction and computer software.

     Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facilities construction, Mark competes for market share with a number of major national and regional construction companies in its efforts to convince the purchasing agency to utilize steel cell construction rather than traditional methods. With respect to those projects which incorporate modular steel cell in its design criteria, Mark competes against other regional metal fabricators, some of which have greater financial resources than Mark. In addition, other sheet metal manufacturers which have greater financial and marketing resources than Mark could enter the modular cell business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the market for modular steel cells.

     With regard to the IntraScan PACS system, other companies, including several established film and medical equipment manufacturers, which are larger and better financed than Mark, offer PACS systems. As the PACS market develops, other large medical equipment, computer hardware or software companies could enter the PACS business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the PACS market.

     8. Dependence on Key Person. Mark is dependent upon the continued services of Carl Coppola, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. Mark is the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.

     9. Recent Trading Prices; Nasdaq Listing Maintenance Requirements; Potential Application of Exchange Act "Penny Stock" Rules. Since August 4, 1998, Mark's Common Stock has traded below $1.00 per share. Mark's Common Stock trades on the Nasdaq SmallCap Market. To be eligible for continued listing of its Common Stock, Mark is required to maintain, among other things, (i) a minimum bid price of $1.00 per share and (ii) minimum net tangible assets of $2,000,000 or a market capitalization of $35 million. If Mark fails to maintain its Nasdaq SmallCap Market listing, the liquidity of the Common Stock would be adversely affected. In addition, Mark's ability to raise additional working capital through sales of its equity securities would also be adversely affected.

     In the event Mark fails to maintain its Nasdaq SmallCap Market listing, Mark's Common Stock would most likely be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations including providing (i) a standardized risk disclosure document about the penny stock market prior to the transaction, (ii) current bid and offer quotations for the penny stock, (iii) the compensation of the broker and its salesperson for transactions in penny stocks, (iv) monthly account statements showing the market value of each penny stock owned by the customer. In addition, brokers effecting transactions in a penny stock are also subject to addition sales practice requirements under Rule 15g-9 of the Exchange Act including making an individualized written suitability determination of penny stock investments for each customer and obtaining a prior written agreement for the specific penny stock purchase. Because of these additional obligations, certain brokers will not effect transactions in penny stocks, which could have an adverse effect on the liquidity of the security and make selling it more difficult.

     10. Impact of Conversion Price of Debentures and the Share Adjustment on Trading Prices of Common Stock. Due to the right of the holders to convert the Debentures into shares of Common Stock at the discounted rate of 75% of the market price, rises in the trading price of the Common Stock may meet resistance due to the potential sale of the underlying Common Stock which would be acquired at below the then current trading price. Similarly, the Adjustment Shares could have a similar effect if the trading price of the Common Stock remains below $1.30 per share. In June 1998 a holder converted other debentures in the principal amount of $750,000 provided Mark agree to issue additional shares of Common Stock to the extent the trading price fell below $1.25 per share during the period through June 30, 1999. This adjustment provision may similarly affect the trading price of the Common Stock. Because of the discount to the current market price of the Common Stock, sales of the Private Placement Common Stock and the shares of Common Stock underlying the Convertible Debentures may cause a downward trend in the trading price of the Common Stock until such shares are sold if the interest to buy the Common Stock by investors is weak. Based on the closing bid price of Mark's Common Stock on November 19, 1998 of $.90625, shares of Common Stock issuable under the Private Placement would equal 10,401,103, including 530,069 shares under the Share Adjustment. Because the Adjustment Shares and the conversion of Debentures is dependent on the price of the Common Stock at future dates, the actual number of shares of Common Stock which will be issued is undeterminable, and may exceed the assumed number given above.

     11. Effect of not Obtaining Shareholder Approval for Issuances over Twenty (20%) Percent of the Outstanding Common Stock Pursuant to Private Placement. In order to satisfy applicable Nasdaq corporate governance requirements, Mark is prohibited from issuing in excess of 3,615,334 shares of Common Stock under the Private Placement until it obtains shareholder approval. Mark intends to present the matter to its shareholders at its next annual meeting presently scheduled for December 28, 1998. In the event Mark does not obtain shareholder approval,
(i) the holders of the Private Placement Common Stock will have the right to demand cash payment equal to the value of the Adjustment Shares that would have been issuable and (ii) the holders of the Debentures will have the right to demand Mark redeems the Debentures at 125% of the principal amount plus accrued interest. Mark does not presently have sufficient capital resources or alternative financing sources to make such cash payments.

     12. Rescission Rights under the Private Placement. Due to issues regarding certain terms of the Private Placement, each of the Selling shareholders is an "underwriter" of the Private Placement Shares in connection with any resale and has rescission rights through November 4, 1999. Consequently, Mark has classified $1,220,000 of the proceeds as "Temporary Stockholders' Equity" at June 30, 1998. See Note 10C. of the Financial Statements. If all of the investors assert rescission rights the investors would be entitled to (i) return the Private Placement Common Stock, related Warrants and the rights to the Adjustment Shares, if any, and receive a refund of their purchase price of $1,220,000 plus interest or (ii) if the Private Placement Common Stock, related Warrants and the rights to the Adjustment Shares, if any, are sold, sue for the difference between the purchase price of $1,220,000 and the sales price of these securities. Mark believes it is unlikely that any of the investors would assert rescission rights since, under terms of the Private Placement, each investor is effectively assured a return on their investment in excess of the amount they would receive in a rescission award. Accordingly, Mark has not and does not intend to reserve any funds to provide for this contingency. If a significant number of the investors decide to assert rescission rights, Mark's working capital position (which at June 30, 1998 was $3,078,217) would be materially adversely affected.

     13. Subcontractor Credit Risk. Mark's manufacturing operations are limited to the steel modular cell for use as one component of correctional institution projects. Therefore, Mark may not be the prime contractor on a project, but a subcontractor. Under these circumstances, Mark usually will not have the direct financial obligation of the government agency or other purchaser, but will be primarily relying on the prime contractor regarding payment for its products. This presents a greater credit risk to Mark.

     14. Related Party Transactions; Potential Conflicts of Interests. Mark has been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While Mark believes these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

     15. No Dividends. Mark has never paid a cash dividend on its Common Stock. Mark does not intend to pay in the foreseeable future, cash dividends on the Common Stock but intends to retain its earnings to finance growth.

     16. Antitakeover Effects of Preferred Stock. Mark's Board of Directors have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions including voting rights, of those shares without any further vote or action by Mark's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mark. Mark has no present plans to issue shares of Preferred Stock. See "Description of Capital Stock-Preferred Stock".

                           PRICE RANGE OF COMMON STOCK

     The following table sets forth for the calendar quarters indicated the high and low bid prices of Mark's Common Stock. The Common Stock trades on the Nasdaq SmallCap Market under the symbol "MCSI".


                                          Common Stock
                                  ---------------------------
                                   High                 Low
                                   ----                 ---
         1996
         ----
1st Quarter                       8-1/4                 5-1/2
2nd Quarter                       8-3/8                 5-1/4
3rd Quarter                       6-5/8                 5
4th Quarter                       5-7/8                 1-3/8

         1997
         ----
1st Quarter                       2-3/4                   15/16
2nd Quarter                       4-1/2                 1-31/32
3rd Quarter                       4-1/2                 1-15/16
4th Quarter                       4-3/8                 2- 3/16

         1998
         ----
1st Quarter                       2-7/16                1-21/32
2nd Quarter                       2                     1
3rd Quarter                       1-15/16                  7/16
4th Quarter thru 11/19            1                        7/16
 _______________________________________________________________________

     On November 19, 1998, the closing bid and ask price of the Common Stock were .90625 and .9375 respectively.

     Over-the-counter quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

     As of November 19, 1998, there were 184 holders of record of the Common Stock. Mark estimates the number of beneficial holders of its Common Stock to be in excess of 530. There are 22 market makers in the Common Stock.

                                 DIVIDEND POLICY

     Mark anticipates that for the foreseeable future it will pay any cash dividends on its Common Stock and will continue to retain earnings, if any, for use it its business. Future dividend policies will be determined by the Board of Directors based upon conditions then existing, including Mark's earnings and financial condition, capital requirements and other relevant factors.

Item 6. Selected Financial Data

     The following Selected Financial Data are based upon financial statements appearing elsewhere herein and such information should be read in conjunction with such financial statements and notes thereto.

Income Statement Data:

                              Three Months Ended
                                September 30                                  Fiscal Years Ended June 30
                           -------------------------
                              1998         1997               1998            1997             1996           1995          1994
                          --------------------------       ------------------------------------------------------------------------
Revenues                  $  688,861     $  832,241        $12,921,810     $ 6,449,744     $ 3,454,615    $ 6,125,573   $ 3,183,073

Costs and Expenses:
  Costs of Sales             414,851      1,227,587         10,972,291       6,091,773       4,022,102      5,975,973     2,370,971
  Selling, general and
  administrative             737,790        952,480          3,940,341       4,100,177       3,718,886      3,876,330     3,592,081
  Research and
  development                 - - -         - - -               - - -          - - -           - - -          - - -        270,322
  Reduction of carrying
  value of  assets            - - -         - - -               - - -          - - -          777,495         - - -          - - -
                          -----------    -----------      ------------     ------------    -----------    -----------   -----------
 Total Costs and
  Expenses                 1,152,641      2,180,067         14,912,632      10,191,950       8,518,483      9,852,303     6,233,374
                          -----------    -----------      ------------     ------------    -----------    -----------   -----------
Operating (Loss)          (  463,780)    (1,347,825)        (1,990,822)     (3,742,206)     (5,063,868)    (3,726,730)   (3,050,301)
Net Other Income
 (Expense)                (   38,035)    (  321,426)          (397,277)     (1,697,059)        (46,691)       (85,905)      (64,749)
Income Tax                    - - -          - - -               - - -          - - -          - - -           - - -        (29,460)
                          -----------    -----------       ------------    ------------    ------------   -----------   -----------
(Loss) From Continuing
 Operations               (  501,815)    (1,669,252)        (2,388,099)     (5,439,265)     (5,110,559)    (3,812,635)   (3,144,510)
(Loss) From
 Discontinued Operations       - - -        - - -                - - -          - - -         (104,503)    (1,377,438)     (993,620)
                          -----------    -----------       ------------    ------------    ------------   -----------   -----------
Net (Loss)                $( 501,815)    $(1,669,252)      $(2,388,099)    $(5,439,265)    $(5,215,062)   $(5,190,073)  $(4,138,130)
                          ===========    ===========       ============    ============    ============   ============  ============
(Loss) per Share:            ($ .03)        ($ .11)            ($ .14)         ($ .38)         ($ .41)         ($ .48)     ($ .47)
                          ===========    ===========       ============    ============    ============   ============  ============
Weighted Average
  Shares Outstanding      19,281,674     15,016,078        16,580,402      14,221,606      12,732,022     10,726,204     8,802,543




Balance Sheet Data:
                                       At                                                        At June 30
                                  September 30                                                   ----------
                                      1998                           1998          1997          1996         1995          1994
                                  ------------                   ------------------------------------------------------------------
Working Capital (Deficit)         $ 2,499,659                    $ 3,078,217   $   923,457   $  675,864    $ (48,112)   $   216,635
Net Property and Equipment            587,673                        438,612       347,259      376,504      318,491        369,939
Total Assets                        5,309,193                      5,174,101     5,432,277    3,083,763    3,978,383      4,953,651
Current Liabilities                 1,614,909                        998,186     3,244,963      954,065    2,169,657        909,693
Other Liabilities                   1,125,228                      1,060,416     2,340,467       50,297       19,665          8,313
Temporary Stockholder's Equity      1,220,000                      1,220,000        - - -        - - -        - - -          - - -
Stockholders' Equity
(Deficiency)                        1,349,056                      1,895,499      (153,153)   2,079,401    1,789,061      4,035,645

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Mark's results of operations, liquidity, and working capital position have been historically impacted by sporadic sales of its principal product, modular steel cells. This sales pattern is primarily the result of the construction industry's unfamiliarity with Mark's products and the emergence of competition.

     Mark's modular steel cell is an alternative to traditional construction methods, and penetration into the construction market has met resistance typically associated with an unfamiliar product. Accordingly, Mark has been, and will continue to be, subject to significant sales fluctuations until its modular cell technology receives greater acceptance in the construction market, which management believes will occur as new projects are awarded and completed. In an attempt to achieve greater acceptance in the architectural, engineering, and construction communities, Mark's internal sales and engineering personnel and its nationwide network of independent sales representatives conduct sales presentations and participate in trade shows and other promotional activities.

     Mark has expanded its marketing efforts to more aggressively pursue domestic and international joint venture and design/build development opportunities to obtain projects and improve its results of operations in efforts to achieve profitability. In addition, Mark is promoting the incorporation of its modular cell products to state prison industries programs to capitalize on the New York State agreement. See " Business-Mark Correctional Systems Division". Mark will continue to review its overhead and personnel expenses based on operating results and prospects.

     Mark is continually bidding on and soliciting joint venture opportunities regarding construction projects. The anticipated revenues from any major project would substantially improve Mark's operating results and cash flow, although no assurances can be given that any of these projects will be awarded to Mark.

     Under a three-year contract expiring in December 1999 with the State of New York, Mark provides modular steel cells and components to the State's prison industry program for the final assembly. In fiscal year ended June 30, 1998, revenues from this contract were approximately $12,000,000.

     Mark currently has bids pending on approximately $11,500,000 in modular cell projects. In addition to the New York State orders of $12,000,000, Mark bid on $51,000,000 in correctional cell projects in the fiscal year ended June 30, 1998, was awarded $3,000,000 of the projects. For the fiscal year ended June 30, 1998 modular steel cells represented $22,000,000 or 43% of all domestic correctional cell projects awarded and Mark received 68% of these modular steel cell awards.

     Through its subsidiaries, MarkCare Medical Systems, Inc. and MarkCare Medical Systems, Ltd., (collectively "MarkCare"), Mark continues to market its IntraScan II PACS and teleradiology systems and is forming strategic alliance with other companies with related medical products. Mark has a master supplier agreement with Data General Corporation, a large computer hardware and systems integration provider with a client base of over 1,000 applications to which Data General will include the IntraScan II PACS system and teleradiology software applications in proposals to healthcare institutions. Mark has recently signed licensing/marketing agreements with six (6) companies including SANTAX A/S, WorldCare UK, Ltd. and Konica U.K., Ltd. Management anticipates that sales of the IntraScan II PACS system will begin to generate material revenues in the fiscal year ending June 30, 1999 although no assurances can be given in this regard. If the IntraScan marketing plan is successful, management believes that the revenues from resulting sales will be more constant then those of the modular steel products presently, and will reduce fluctuations in Mark's results of operations and financial condition.

     The following table sets forth Mark's segmented results of operations of continuing operations for the fiscal year ended June 30, 1998.


                             Mark
                         Correctional                 MarkCare
                            Systems  (% of Total)      Medical     (% of Total)     Total
Revenues                  $12,713,508     (98.4)     $   208,302     (1.6)          $12,921,810
Cost of Sales              10,272,206     (93.6)         700,085     (6.4)           10,972,291
Selling, General
  and Administrative        2,287,832     (58.1)      1,652,509      (41.9)           3,940,341
Operating Income (Loss)        73,434     (-3.7)     (2,064,256)    (103.7)          (1,990,822)



Results of Operations

     The substantial majority of Mark's operating revenues for the reported periods were derived from the sale of its modular cells to correctional institutions. Management believes that the sale of these modular steel products will continue to represent a majority of Mark's operating revenues through June 30, 1999.

     The following table sets forth, for the periods indicated, the percentages, which certain items bear to revenues and the percentage increases (decrease) from period to period:


                                               Percentage of                                      Period to Period
                                                   Revenues                                      Increase (Decrease)

                          Three Months Ended
                               September 30                Year ended June 30
                          -------------------              ------------------        September 30, 1998-    1998-         1997-
                           1998        1997             1998      1997     1996      September 30, 1997     1997          1996
                           ----        ----             ----      ----     ----      ------------------     ----          ----

Revenues                   100.0%      100.0%          100.0%     100.0%    100.0%         (17.0)%          100.3%       86.7%
Cost of sales               60.0       148.0            84.9       94.4     116.4          (66.0)            80.1        51.5
Selling, general
  and administra-
  tive Expenses            107.1       114.4            30.5      63.5      107.7          (23.0)             3.9        10.3
Reduction of carry-
  ing value of assets        --          --               --        --       22.5           - -               --       (100.0)
                           -----       -----           -----      -----     -----
Operating income (loss)    (67.3)     (161.9)          (15.4)     (58.0)   (146.6)         (65.6)           (46.8)       26.1
Net other
  income (expense)          (5.5)      (38.6)           (3.1)     (26.3)     (1.4)         (88.2)           (76.6)      353.5
                           -----       -----           -----      -----     -----
(Loss) from continuing
  operations               (72.8)     (200.0)          (18.5)     (84.3)   (147.9)         (69.9)           (56.1)        3.2
(Loss) from discontinued
  operations                  --        --               --        --        (3.0)           --               --       (100.0)
                           -------    -------          -------    -------  --------
Net income (loss)          (72.8%)    (200.0%)          (18.5%)    (84.3%)  (151.0%)        (69.9)           (56.1)       5.2
                           =======    =======          =======    =======  ========


Three Months Ended September 30, 1998 Compared to
Three Months Ended September 30, 1997

     Revenues for the three months ended September 30, 1998 decreased 17% to $688,861 from $832,241 for the comparable 1997 period. For the three months ended September 30, 1998 sales of the modular steel products represented 83% of total revenues.

     Cost of sales for the three months ended September 30, 1998, which consists primarily of materials, labor, supplies, and fixed factory overhead expense, decreased 66% to $414,851 from $1,227,587 for the comparable 1997 period. Cost of sales as a percentage of revenues was 60% for the three months ended
September 30, 1998 as compared to 148% for the comparable 1997 period. This decrease is attributable to operating efficiencies implemented at Mark's manufacturing facility over the past year and better plant management during slowdowns in projects.

     Selling, general and administrative expenses for the three months ended September 30, 1998 decreased 23% to $737,790 from $952,480 for the comparable 1997. Reduction of these costs are attributable to management's continued focus on cost controls.


Fiscal Year Ended June 30, 1998 Compared to
Fiscal Year Ended June 30, 1997

     Revenues from sales for the fiscal year ended June 30, 1998, increased 100.3% to $12,921,810 from $6,449,744 for the comparable period. This increase is primarily attributable to the awarding of a $12,000,000 project under the New York State agreement.

     Cost of sales for the fiscal year ended June 30, 1998, consists of materials, labor and fixed factory overhead expense and increased by 80.1% to $10,972,291 from $6,091,773 for the comparable period. Cost of sales as a percentage of revenues was 84.9 for the year ended June 30, 1998 as compared to

94.4% for the comparable period. Management expects continued gross profit improvement as sales become less sporadic and as the plant achieves additional operating efficiencies. For the year ended June 30, 1998 fixed factory overhead expenses were $264,381 as compared to $272,936 for the comparable 1997 period. Management believes that the substantial majority of the revenues of the MarkCare line will be attributable to software sales and support services, which have higher gross profits.

     Selling, general and administrative expenses for the fiscal year ended June 30, 1998, decreased 3.9% to $3,940,341 from $4,100,177 for the comparable 1997 period. Stabilization of these expenses is attributable to management's focus on cost controls.

     Mark reduced its operating losses 46.8% to $1,990,822 in the fiscal year ended June 30, 1998 from $3,742,206 in the comparable period. For the same period, Mark's net loss decreased by 56.1%.


Fiscal Year Ended June 30, 1997 Compared to
Fiscal Year Ended June 30, 1996

     Revenues from sales for the fiscal year ended June 30, 1997 increased 86.7% to $6,449,744 from $3,454,615 for the comparable 1996 period. This increase is primarily attributable to the awarding of nine projects, including $3,000,000 under the New York State agreement.

     Cost of sales for the fiscal year ended June 30, 1997, consists primarily of materials, labor and fixed factory overhead expense and increased 51.5% to $6,091,773 from $4,022,102 for the comparable 1996. Cost of sales as a percentage of revenues was 94.4% for the year ended June 30, 1997 as compared to 116.4% for the comparable 1996 period. Despite losses incurred in connection with the outsourcing of projects for the three months ended September 30, 1996, factory start up costs incurred in the quarter ended December 31, 1996 and cost overruns on several projects, Mark reduced its cost of sales as a percentage of revenues. Management expects continued gross profit improvement due to the completed relocation of its factory and improved operating efficiencies. For the year ended June 30, 1997 fixed factory overhead expenses were $272,066 as compared to $155,987 for the comparable 1996 period due to an increase in repairs and maintenance. Management believes that the substantial majority of the revenues of the MarkCare line will be attributable to software sales and support services, which have higher gross profit.

     Selling, general and administrative expenses for the fiscal year ended June 30, 1997 increased 10.3% to $4,100,177 from $3,718,886 for the comparable 1996 period. Stabilization of these expenses is attributable to reduction of office staff expenses, trade show expenses and professional fees partially offset by the inclusion of $877,269 of selling, general and administrative expenses of MarkCare-UK, which was acquired in May, 1996.

     Mark reduced its operating losses 26.1% to $3,742,206 in the fiscal year ended June 30, 1997 from $5,063,868 in the comparable 1996 period. However, due to a non-cash imputed interest expense of $1,422,813 in connection with the issuance of $4,500,000 in principal amount 7% convertible debentures for working capital purposes, Mark's Net Loss for fiscal year 1997 increased 5.2% from fiscal year 1996.


Liquidity and Capital Resources

     Mark's working capital requirements result principally from staff and management overhead, office expense and marketing efforts. Mark's working capital requirements have historically exceeded its working capital from operations due to sporadic sales. Accordingly, Mark has been dependent and, absent continued improvements in operations, will continue to be dependent on the infusion of new capital in the form of equity or debt financing to meet its working capital deficiencies, although no assurance can be given that such financing will be available. Mark believes its present available working capital and anticipated cash from its existing contracts is sufficient to meet its operating requirements through June 30, 1999. Mark has a $400,000 revolving line of credit collateralized by substantially all of its assets and has no outstanding borrowings at November 19, 1998. To the extent it requires additional capital, Mark will continue to principally look to private sources.

     On June 29, 1998, Mark completed a $2,750,000 private placement of debt and equity units (the "Private Placement") pursuant to which Mark sold (i) 1,220,000 in Common Stock, (ii) $1,530,000 in convertible debentures due December 28, 1999, (iii) warrants to purchase 1,375,000 shares of Common Stock and (iv) an option to purchase an additional $2,550,000 principal amount debentures with warrants to purchase 1,275,000 shares of Common Stock.

     In the fiscal year ended June 30, 1998, Mark sold 580,000 shares of Common Stock pursuant to the exercise of warrants for gross proceeds of $1,510,450. Mark presently has an effective registration statement relating to 569,500 shares of Common Stock issuable upon the exercise of warrants and options, the majority of which are at exercise prices ranging from $2.00 to $5.00 per share. Mark will initially look to the exercise of outstanding warrants and options to meet working capital deficits, if any. If Mark is required to seek additional private sales of its securities, if available, the sales would most likely be at discounts to the current trading price of the Common Stock.

     Mark's inventories increased from $112,474 at June 30, 1998 to $856,314 at September 30, 1998 due to the start of additional projects. While Mark presented does not have any material commitments for capital expenditures, management believes that is working capital requirements for inventory and other manufacturing related costs will significantly increase with increases in product orders.

     For the fiscal year ended June 30, 1998, Mark had negative cash flow from operating activities of $1,437,949. For the fiscal year ended June 30, 1998, Mark had negative cash flow from investing activities of $216,338 attributable to the purchase of property and equipment. Mark has no present intention to make any acquisition, which would have a material negative or positive effect on cash flow.

     Cash and cash equivalents increased from $564,577 at June 30, 1998 to $1,620,680 at September 30, 1998 due to financing activities. Working capital decreased to $ 2,499,659 at September 30, 1998 from $3,078,217 at June 30, 1998 primarily as a result of operating losses for the period.

     Due to issues regarding certain terms of the Private Placement, each of the investors is an "underwriter" of the Private Placement Shares in connection with any resale and has rescission rights through November 4, 1999. Consequently, Mark has classified $1,220,000 of the proceeds as "Temporary Stockholders' Equity" at June 30, 1998. See Note 10C. of the Financial Statements. If all of the investors assert rescission rights the investors would be entitled to (i) return the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, and receive a refund of their purchase price of $1,220,000 plus interest or (ii) if the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, are sold, sue for the difference between the purchase price of $1,220,000 and the sales price of these securities. Mark believes it is unlikely that any of the investors would assert rescission rights since, under terms of the Private Placement, each investor is effectively assured a return on their investment in excess of the amount they would receive in a rescission award. Accordingly, Mark has not and does not intend to reserve any funds to provide for this contingency. If a significant number of the investors decide to assert rescission rights, Mark's working capital position (which at June 30, 1998 was $3,078,217) would be materially adversely affected.


Other Matters

     As of June 30, 1998, Mark had net operating loss carry- forwards of approximately $19,550,000. Such carry-forwards begin to expire in the year 2009 if not previously used. The $19,550,000 carry-forward is comprised of approximately $17,850,000 which is available to offset taxable income in the tax year ending June 30, 1999. The remaining $1,700,000 carry-forward is restricted as to utilization under Section 382 of the Internal Revenue Code. Since realization of the tax benefits associated with these carry- forwards is not assured, a full valuation allowance was recorded against these tax benefits as required by SFAS No. 109.

Impact of Inflation and Changing Prices

     Mark has been affected by inflation through increased costs of materials and supplies, increased salaries and benefits and increased general and administrative expenses; however, unless limited by competitive or other factors, Mark passes on increased costs by increasing its prices for products and services.


Forward Looking Statements

     Except for the historical information contained herein, the matters discussed in this report are forward looking statements under the federal securities law. These statements are based on Mark's current plan and expectations and involve risks and uncertainties that could cause actual future activities and results to differ materially from those projected. Such risks and uncertainty include, among other things, collection risks, meeting financial requirements and the uncertainty of material sales of the IntraScan II PACS system.


Year 2000 Disclosure

     After an evaluation and analysis of its operations, including its financial and operational computer systems applications, Mark has concluded no material adverse effect on its operations will occur due to Year 2000 software failures. To the extent modifications to such systems are required, management believes the related costs will not materially affect Mark's financial position.

                                    BUSINESS

General

     Mark Solutions, Inc. ("Mark") is a Delaware corporation which operates its businesses through wholly-owned subsidiaries and a division.

     Mark is engaged in the design, manufacture and/or installation of (i) modular steel cells for correctional institution construction and (ii) diagnostic support, picture, archiving and communication computer systems (PACS) marketed under the name "IntraScan".

     Modular Steel Cells. Mark markets its modular steel products by responding to public bids and by pursuing joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally. Management believes that nationwide emphasis on expedient easing of overcrowding conditions in correctional institutions presents a significant growth opportunity; however, there can be no assurance of sustained business.

     Mark's modular cells can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time.

     IntraScan PACS System. Mark markets its IntraScan PACS systems to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices, primarily through a marketing agreement with Data General Corporation. Management believes that it can capitalize on the development of the domestic and international PACS market; however, there can be no assurance that significant business will develop.

     The IntraScan PACS system interfaces with medical imaging devices to store and recall images digitally from modalities including x-ray, CAT Scan, MRI, ultrasound, computed radiography and nuclear medicine. The IntraScan PACS system is "platform independent" allowing the software to operate with most computer hardware and operating systems.

     Mark was incorporated under the laws of the State of Delaware on September 29, 1986 under the name "Showcase Cosmetics, Inc.". Mark's principal executive offices are located at 1515 Broad Street, Bloomfield, New Jersey 07003 and its phone number is (973) 893-0500.

Industry Segment Financial Information

     The following table sets forth information regarding Mark's industry segments and classes of products.

                                          Fiscal Year Ended June 30,
                                          --------------------------
                                     1998             1997            1996
                                     ----             ----            ----

 Sales to unaffiliated
 customers:

Mark Correctional Systems:
    Modular Cells ...........    $ 12,713,508      $ 6,114,195    $ 3,256,574
                                 ------------      -----------    -----------

MarkCare Medical Systems:
    IntraScan ...............         150,482          224,125         41,946
    Other .........                    57,820         111,424         156,095
                                 ------------      -----------    -----------
                                      208,302         335,549         198,041
                                 ------------      -----------    -----------

                                  $12,921,810      $6,449,744      $3,454,615
                                  ===========      ==========      ==========
Operating Profit (Loss):

Mark Correctional Systems ...         $73,434     $(2,706,272)    $(4,508,406)
MarkCare Medical Systems  ...      (2,064,256)     (1,035,934)       (555,462)


Identifiable Assets:
Mark Correctional Systems ...      $4,258,021      $5,002,432      $1,317,620
MarkCare Medical Systems ......       916,080         429,845       1,766,143




                       MARK CORRECTIONAL SYSTEMS DIVISION


     Mark operates its modular steel cell business through its division, Mark Correctional Systems.

     Modular Cells. Since the initial sale of its prefabricated modular steel cells for correctional facilities in 1989, Mark has manufactured and sold security prison cells in 14 states including Indiana, Illinois, New York, New Jersey, Michigan, Missouri, Washington and Wisconsin. Revenues generated by the sale of cells to correctional facilities aggregated $12,713,508 or 98.4% of Mark's total operating revenues for the fiscal year ended June 30, 1998. These revenues are primarily attributable to the New York State agreement described below.

     Effective March 15, 1996, Mark received a three-year agreement from the State of New York to be the exclusive supplier of modular steel prison cells and shower facilities. Pursuant to the agreement, Mark will provide complete, partially complete and/or components of modular units and support services to Corcraft (Department of Corrections-Division of Industries) for sale to State and local governments. The agreement has a stated estimate of 2,455 cells over the three years; however no minimum volume is guaranteed and purchase orders are to be issued for specific projects. The State of New York reserves the right to renegotiate the stated contract prices or solicit third party bids for any single order of 700 or more cells. At its option, New York State may license the manufacture of the entire cell and will not be obligated to pay additional licensing fees after (i) Mark receives total payments of $15,000,000 under the agreement, (ii) the total number of cells manufactured under the license exceeds 1,000 or (iii) the fifth anniversary date of the agreement. To date, Mark has received three (3) purchase orders for approximately $15,000,000 pursuant to this agreement.

     Mark's modular cell is a prefabricated, installation-ready, lightweight steel structure which is manufactured according to the construction and security specifications of each correctional institution project in sizes from 60 to 200 square feet. Each modular cell can be equipped with lavatory facilities; wall-mounted sleeping accommodations; desk and stool; lighting and ventilation systems; and optional components such as fixed or operable windows and hinged or sliding security doors. Each modular cell is constructed of durable low maintenance, non-porous materials including a scratch resistant epoxy polymer finish and is acoustically and thermally insulated.

     The modular cell's lightweight construction requires less extensive and costly foundation work than a traditional (e.g. concrete) cell, and is designed with a self-contained exterior access panel which allows for simple ventilation, plumbing and electrical connections.

     Each cell is load bearing to allow for multiple-story construction, and is manufactured to tolerances of 1/16 of an inch, which results in more efficient and faster on-site installation.

     The modular cells can also be adapted for use as infectious disease isolation units, which have a negative pressure ventilation system, and safely discharges contaminated air. While Mark continues to have the capability to manufacture the infectious disease isolation units, it discontinued actively marketing such units in Fiscal 1998.

     Manufacturing and Assembly. Mark manufactures and assembles its modular cells at its 74,000 square foot plant located in Jersey City, New Jersey, which is equipped with a fully automated computer driven design and tooling system. This system allows for more precise tolerances and faster production output. The raw materials for Mark's products, including sheet metal, hardware, and other components are supplied primarily by regional manufacturers. In addition to the manufacture of the shell of its products, Mark purchases, assembles, and installs the ancillary components including lavatory facilities, shower facilities, desks, stools, and sleeping bunks. Management believes that there are a sufficient number of national vendors to meet its raw material and component needs, and that Mark is not dependent upon a limited number of suppliers.

     Delivery and On-Site Services. Mark contracts with several third-party carriers to deliver the modular cells to the construction site. In addition, Mark provides delivery and support services for its products including installation assistance, operating instructions and subsequent inspections and testing.

     Bid Process, Subcontracting and Bonding Requirements. Mark has derived the substantial majority of its revenues from state and local government correctional projects and is consequently required to prepare and submit bid proposals based on the design and specifications prepared by the supervising architectural or engineering firm. Mark prepares and submits a formal bid proposal, which includes price quotations and estimates, selected material options and construction time estimates. Depending on the nature of the project, Mark itself may bid, or provide bidding data regarding Mark's products to a firm which is bidding to become the general contractor for the project. In the latter case, the Mark data is incorporated into the bid made by the prospective general contractor. After receipt and review of all accepted bids the governmental agency awards the contract based on numerous factors including costs, reputation, completion estimates and subcontracting arrangements. In those instances where Mark is not the direct bidder but provides bid information to a general contractor who is ultimately awarded the project, there is no guarantee that Mark will receive the subcontract business.

     The typical time period from submission of bids to awarding of the contract to the direct bidder (whether Mark or a general contractor) is 60 to 120 days. In those instances, where Mark is not the direct bidder, subcontracts are generally awarded within an additional 60 to 120 days.

     In connection with some government construction projects, Mark is required to provide performance and completion bonds as a condition to submission or participation in a bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of third parties including Mark's President and/or another business entity owned by an outside director. To date, Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and would have a material adverse effect on operations.


                             MARKCARE MEDICAL SYSTEMS

     Mark operates its PACS business through MarkCare Medical Systems, Inc., a wholly owned Maryland subsidiary ("MarkCare-US") and MarkCare Medical Systems, Ltd., a wholly owned United Kingdom subsidiary ("MarkCare-UK"). MarkCare-US and MarkCare-UK are collectively referred to as "MarkCare".

     IntraScan II PACS System. The IntraScan II PACS system, is a "filmless" picture, archiving and communications system marketed to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices primarily through a marketing agreement with Data General Corporation ("Data General") described below.

     The IntraScan II PACS system is a computer-based image, archival and retrieval system that interfaces with medical imaging devices and can store and recall images from imaging modalities including x-ray, computed tomography (CAT
Scan), computed radiography, nuclear medicine, ultra sound and magnetic resonance imaging (MRI). While Mark is aware of similar systems in various stages of development, management believes the IntraScan II PACS system is the only system which is designed to be platform independent allowing the software to operate with most computer hardware and operating systems.

     The IntraScan II PACS system has a high resolution display capability (512 X 512 to 2000 X 2500 pixels). The high resolution allows medical providers to make diagnoses from computer digital images without the need for radiographic film. This capability eliminates the processing time for film development allowing faster diagnoses and significantly reduces the costs related to film development and patient record storage.

     The  IntraScan  II  PACS  system  allows  image   manipulation,   including
simulation of the multi-image view box, which allows side-by-side comparisons of images from different modalities (e.g. x-ray and CAT Scan).

     In addition, the IntraScan II PACS system allows for networking between departments within a healthcare facility or between institutions at different locations by communication networks. This networking capability coupled with the high resolution allows efficient and instant transfer of diagnostic quality images for consultation and transportation of patient records.

     The IntraScan II PACS system includes software programs, protected by British common law copyrights and U.S. copyrights, and standard hardware computer equipment as to which Mark has no proprietary interests.

     Effective March 18, 1996, Mark entered into a Master Supplier Agreement with Data General pursuant to which Mark provides IntraScan II PACS system software and related services to Data General to be incorporated into PACS sale proposals and bids to healthcare facilities. The products and services to be provided by Mark will be negotiated between Mark and Data General on a project by project basis. Pursuant to this agreement, Mark is Data General's exclusive supplier of PACS software products and Mark is permitted to market and sell the IntraScan II PACS system software to other distributors or systems integrators.

     While no assurances can be given, Mark believes that the sales related to the IntraScan II PACS system, will generate material revenues in the fiscal year ending June 30, 1999. Mark received its first purchase order for its IntraScan II PACS software on August 10, 1998 from Data General.

     Development and Programming. Mark's primary responsibility with respect to the IntraScan II PACS system is the development and loading of software programs on to standard hardware equipment, minimal hardware modifications and networking. Mark is able to conduct its IntraScan II PACS system assembly and modifications activities at the offices of MarkCare-UK and its executive offices. In the event Mark determines that additional space is necessary based on orders, management believes that adequate space will be available on acceptable economic terms.


Marketing and Sales

     Modular Cells. The market for Mark's modular cell is primarily federal, state and local governmental agencies responsible for the construction and maintenance of correctional institutions. While Mark believes its modular cell technology has other applications such as temporary emergency housing, for the foreseeable future the correctional institutions market will represent the substantial majority of its modular products business. No assurances can be given that any other markets will develop to any significant degree.

     Mark designs prototypes of its modular cells for marketing, sales and trade show demonstrations. Mark's marketing and sales efforts are managed by its Vice President of Sales and Marketing and include in-person solicitations, direct mail campaigns and participation in industry trade shows. Mark presently markets and sells its modular cells directly and through independent manufacturers' representatives. Mark's network consists of 10 outside sales representatives servicing eighteen (18) states and eleven (11) foreign countries including Canada, Italy, France and Latin America. Each representative generally enters into an agreement with Mark, which contains certain non-disclosure restric-tions and provides for payment on a commission basis. Mark has also signed a licensing agreement covering the continent of Africa and several surrounding islands.

     As a result of the New York State agreement, Mark has identified State prison industries, which operate as job training and rehabilitative programs for inmates, as a potential market for its modular cells. Mark is soliciting interest in the integration of its cells into other prison industries programs based on the New York State model.

     IntraScan II PACS System. The IntraScan II PACS system is primarily marketed jointly with Data General as the prime contractor to its existing healthcare client base and to other healthcare institutions. Mark personnel participate in systems demonstrations, site visits, and assist in the solicitation of and response to request for proposals. Mark has entered into other strategic alliances with established medical equipment providers to gain access to existing clients and to benefit from such companies' marketing and sales forces. Mark has signed licensing/marketing agreements with: Santax A/S, a Norwegian company; Konica, a multi- national company; Worldcare, a United Kingdom company; Avantec, an Indian company; AIS, a Swiss company, and Medilink, an Australian company.


Regulation

     Mark modular cells are subject to various state building codes including BOCA, UBC, the Southern Building Codes and criteria established by the American National Standards Institute. In addition, these products are subject to the guidelines and regulations of OSHA, NIOSH and Centers for Disease Control and Prevention. The modular cells comply with such codes and regulations in all material respects.

     The IntraScan II PACS system is a "class II medical device", classified by the Federal Food and Drug Administration ("FDA") subject to the pre-market notification and approval process. Accordingly, the products are regulated by The Federal Food, Drug and Cosmetic Act and The Safe Medical Devices Act of 1990 regarding the (i) effectiveness and safety of the product, (ii) condition of the manufacturing facilities and procedures and, (iii) labeling of devices. Mark has received a letter from the FDA for the IntraScan II PACS system, authorizing commercial distribution.

     Certain aspects of Mark's manufacturing process are regulated by state and Federal environmental laws. Mark has obtained all necessary licenses and permits in this regard and is in compliance in all material respects with applicable environmental laws.


Competition

     Modular Cells. The construction industry in general and the governmental construction industry in particular are highly competitive. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facility construction, Mark competes for market share with a number of major construction companies. Such competition is not with respect to any particular project, but in persuading the purchasing agency to utilize steel cell construction rather than traditional methods.

     With respect to those projects which incorporate modular cell specifications in its design criteria, Mark competes with several other steel product manufacturers, some of which have greater financial resources than Mark. In addition, a number of manufacturers, which have greater financial and marketing resources than Mark, and which currently produce sheet metal products, could ultimately manufacture modular cells in competition with Mark.

     Although competition in the construction industry is intense, Mark believes it can compete for market share of correctional facility construction business by promoting the viability and construction advantages of its technology to the architectural, engineering and construction industries. In this regard management emphasizes the uniqueness of its modular cell design which can be manufactured and installed more efficiently than traditional concrete construction by virtue of lower labor and construction costs and shorter installation time and the life cycle cost savings. Mark also believes its modular cell design has advantages over other manufacturers' steel cells.

     IntraScan II PACS System. Other companies, which are larger and better established than Mark, provide PACS systems for radiology departments. In addition, large film and medical equipment manufacturers may enter into the PACS business as the potential market is recognized. Mark believes the effectiveness of a PACS system features and post-installation support, are significant factors for its market. Mark believes it can compete by focusing its product development on platform independent software applications, which broadens the market base, continually updating the features of its software, and forming strategic alliances with established healthcare computer systems providers, such as Data General.


Employees

     As of November 20, 1998, Mark had four (4) management employees, two (2) sales employees, nine (9) engineering employees and seven (7) office and clerical employees. Mark also employs hourly employees in its manufacturing facilities who are subject to a collective bargaining agreement, which expired on August 31, 1998. Mark is currently in negotiations on a new three (3) year collective bargaining agreement. Management believes its employee relations to be good.

     As of November 20, 1998, MarkCare-UK had twelve (12) clerical/software programming employees and two (2) sales employees.


Copyrights, Patents and Trade Secrets

     Mark does not presently own any patents on its modular cells or manufacturing assembly process. However, Mark attempts to protect its proprietary trade secrets regarding the design and manufacture of its products through non-disclosure agreements between Mark, its employees and most third-party suppliers and manufacturers' representatives.

     The IntraScan II PACS system software programs are protected by British common law copyright and United States copyright. Mark has applied for patents on several aspects of the IntraScan II PACS system. Mark believes the protection afforded by the copyrights and the granting of any patents for the IntraScan II PACS System will allow Mark to maintain its competitiveness in the PACS market.



Property

     Mark leases its executive offices at 1515 Broad Street, Bloomfield, New Jersey 07003, which consist of 6,500 square feet of space. Mark's lease expires on December 31, 1998 and provides for monthly rent of $7,200. In addition, Mark leases 74,000 square feet of manufacturing space in Jersey City, New Jersey pursuant to a triple net lease expiring on November 15, 2004 at an annual rental of $174,240 for the initial five years. The rent for the remaining three years is subject to increases based on the consumer price index at that time.

     MarkCare-UK leases its offices, which consist of 1,750 square feet of space on a month to month basis at a monthly rent of $2,063.

     Management believes its present manufacturing facilities and additional available facilities are sufficient for Mark's current and anticipated needs.


Legal Proceedings

     On August 28, 1998, Evergreen Mobile Company filed a demand for arbitration against Mark in San Francisco, California with the American Arbitration Association alleging delay and warranty claims of $1,333,000 related to a contract under which Mark provided modular steel cells for $432,000. Mark believes the alleged damages are excessive and intends to vigorously defend this action.

     In September 1997, the Pulaski County Board of Indiana filed a lawsuit against Mark and Calumet Construction Corporation, the general contractor ("Calumet"), related to a project where Mark provided modular steel cells for $913,731. The County alleges delay claims, and other damages caused by, among other things, delays in delivery of the cells and requests a declaratory judgment for the allocation of the remaining balance of $313,700 the County believes it owes Mark and Calumet under the project. The parties attempted to resolve the dispute through mediation, during which Calumet asserted backcharges against Mark of $399,000. Mark believes the delay claims and backcharges are excessive and is vigorously defending this action.

     In August 1997, Mark filed a demand for arbitration against Demien Construction Company ("Demien") in Missouri with the American Arbitration Association alleging nonpayment of approximately $200,000 related to a contract under which Mark provided modular steel cells for $407,000. Demien has asserted delay claims and backcharges for remedial work of approximately $244,000 against Mark. Mark believes the alleged damages are excessive and intends to vigorously pursue this action.

     In August 1997, Mark filed a demand for arbitration against Demien Construction Company ("Demien") in Missouri with the American Arbitration Association alleging nonpayment of approximately $200,00 related to a contract under which Mark provided modular steel cells for $407,000. Demien has asserted delay claims and backcharges for remedial work of approximately $244,000 against Mark. Mark believes the alleged damages are excessive and intends to vigorously pursue this action.

                                   MANAGEMENT

Directors and Executive Officers.

     The following table sets forth the names and ages if the members of Mark's Board of Directors and its executive officers.


Name                                  Age         Position
----                                  ---         --------
Carl C Coppola (1)                     58          Chairman of the Board,
                                                      President, Chief
                                                      Executive Officer

Michael Nafash                         37          Chief Financial Officer,
                                                      Director

Michael J. Rosenberg                   53          Vice President - Sales
                                                      and Marketing

Richard Branca (2)                     50          Director

Yitz Grossman                          43          Director

Ronald E. Olszowy                      52          Director

William Westerhoff (1)(2)              60          Director

___________________________________ (1) Member of the Compensation Committee (2)
Member of the Audit Committee

     All directors hold office until the next annual meeting of shareholders of Mark (currently expected to be held during December 1998) and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

Carl C. Coppola has been a Director, President and Chief Executive Officer of Mark since 1984. For more than 30 years, Mr. Coppola has been President and Chief Executive Officer of Mark Lighting Fixture Co., Inc., and unaffiliated entity.

Michael Nafash has been the Chief Financial Officer of Mark since January 1998 and has been a Director since December 18, 1995. From February 1994 to January 1998, Mr. Nafash was employed by Evolutions, Inc. (OTC), an environmental oriented apparel company as Chairman of the Board, President and Chief Executive Officer. On January 5, 1998, Evolutions, Inc. filed a Chapter 7 bankruptcy petition (Case no. 98-20010) in the U.S. Bankruptcy Court in Newark, New Jersey. From 1992 to June 1996, Mr. Nafash was employed by Pure Tech International, Inc., a plastics and metal recycling company, including as Chief Financial Officer from October 1993 to March 1995.

Michael J. Rosenberg has been Vice President - Sales and Marketing of Mark since 1990.

Richard Branca has been a Director of Mark since November 18, 1992. Since 1970 Mr. Branca has been President and Chief Executive Officer of Bergen Engineering Co., a construction company.

Yitz Grossman has been a Director of Mark since December 4, 1997. Since 1983 Mr. Grossman has been President and Chairman of Target Capital Corporation, a financial consulting company.

Ronald E. Olszowy has been a Director of Mark since November 18, 1992. Since 1966, Mr. Olszowy has been President and Chief Executive Officer of Nationwide Bail Bonds, which provides bail, performance and fidelity bonds. Mr. Olszowy has also been President of Interstate Insurance Agency since 1980.

William Westerhoff has been a Director of Mark since November 18, 1992. Mr. Westerhoff has been retired since June 1992. Prior thereto and for more than five years Mr. Westerhoff was, a partner of Sax, Macy, Fromm & Co., certified public accountants.

Directors' Compensation

     Each outside director receives a $1,000 fee and is reimbursed for travel expenses for each meeting attended. The fees will be accrued but remain unpaid until Mark's financial condition sufficiently improves as determined by Mr. Coppola. Mark has established a policy of granting stock options to directors exercisable at the closing sales price of the Common Stock on the date of grant. On December 4, 1997, each of the outside directors received five-year options to purchase 100,000 shares of Common Stock at between $2.875 and $3.375 per share. On June 25, 1998, the foregoing options were cancelled and each outside director received five-year options to purchase 100,000 shares of Common Stock at $1.125 per share, the closing sales price on the date of grant.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the amount of all compensation paid to each of the Mark's executive officers whose compensation exceeded $100,000, including its Chief Executive Officer, for the Mark's last three fiscal years ended June 30.


================================================================================================================================
|                   |         |             Annual Compensation            |         Long Term Compensation         |          |
|                   |         |                                            |                Awards/Payouts          |          |
================================================================================================================================
|Name and           |  Year   |  Salary  ($) |   Bonus   |   Other Annual  |    Restricted  |   Options/  |  LTIP   | All other|
|Principal          |         |              |    ($)    |   Compensation  |    Stock       |   SARs#     |  Payouts|  Compen- |
|Position           |         |              |           |                 |    Awards $    |             |  $      |  sation  |
-------------------------------------------------------------------------------------------------------------------------------|
|
||Carl Coppola,     |         |                          |                 |                |             |         |          |
|President & CEO    |  1998   |    200,000   |    -0-    |         -0-     |       -0-      |   200,000   |     -0- |   -0-    |
|                   |  1997   |    300,000   |    -0-    |         -0-     |       -0-      |   750,000   |     -0- |   -0-    |
|                   |  1996   |    275,000   |    -0-    |         -0-     |       -0-      |     -0-     |     -0- |   -0-    |
|----------------------------------------------------------------------------------------------------------------------------- |
|Michael Nafash,    |  1998   |     50,000   |    -0-    |         -0-     |       -0-      |   150,000   |     -0- |   -0-    |
|VP- Finance &      |         |              |           |                 |                |             |         |          |
|CFO(1)             |         |              |           |                 |                |             |         |          |
===============================================================================================================================


  (1) Mr.  Nafash  became an employee of the Company on January 1, 1998 and receives an annual salary of
$100,000.



     Options/SAR Grants in Fiscal Year 1998

       The following table sets forth individual grants of stock options to the named executive officers in the Summary Compensation Table for the fiscal year ended June 30, 1998.


                                                                                             Potential
                                                                                         Realizable Value
                                                                                             at Assumed
                                                                                          Annual Rates of
                                                                                            Stock Price
                                                                                         Appreciation for
                                                                                          Option Term (1)
                                                                                        -------------------
                                    % of Total
                                     Options
                   Options          Granted to           Exercise
                   Granted          Employees in           Price          Expiration
Name               (#)(2)           Fiscal Year            ($/Sh)            Date        5%($)        10% ($)
--------------     --------         -----------           ---------       -----------    ------        -------
Carl Coppola       250,000              52.1%              $ 1.125           06/24/03     43,750         93,750

Michael Nafash     150,000              31.1%              $ 1.125           06/24/03     26,250         56,250


(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods.

(2) The closing sales price on date of option grants was $ 1.125 per share.


1998 Fiscal Year End Option Values

     The following table sets forth the value of options granted to the named executive officers in the Summary Compensation Table for the fiscal year ended June 30, 1998.

                              Number of Securities        Value of Unexercised
                             Underlying Unexercised       in-the Money Options
                            Options at Fiscal Year (#)   at Fiscal Year End ($)
Name                        Exercisable/Unexercisable          Exercisable
----                        -------------------------          -----------
Carl Coppola                    1,000,000 / 0                    0 (1)
Michael Nafash                    210,000 / 0                    0 (1)
-----------------------------------

(1) Based upon a closing sales price of $0.90625 per share of Common Stock on November 19, 1998.


1998 Fiscal Year End Repricing of Options

     The following table sets forth all repricings of stock options held by the named executive officers in the Summary Compensation Table in the last ten years.

     On June 25, 1998, the Board of Directors of Mark determined to effectively lower the exercise price of options granted on December 4, 1997 to employees of Mark, including Messrs. Coppola and Nafash, by canceling such options and granting new options. The terms of the new options were identical in all respects to the cancelled options except for the exercise price and new expiration date. The purpose and intention of the repricing was to maintain equity incentives for key employees to foster loyalty and economic motivation. The Board of Directors believes that stock options which are significantly out of the money provide no particular compensatory incentive to employees regarding performance or to forego alternate employment opportunities.



========================================================================================================================
|                |               |               |                   |                  |             |  Length of      |
|                |               |  Number of    |    Market Price   |   Exercise       |             |  Original Term  |
|                |               |  Securities   |    of Stock at    |   Price at Time  |             |  Remaining at   |
|                |               |  Underlying   |    Time of        |   of Repricing   |  New        |  Date of        |
|                |               |  Options/SARs |    Repricing or   |   or Exercise    |  Exercise   |  Repricing or   |
|Name and        |               |  Repriced or  |    Amendment      |   Amendment      |  Price      |  Amendment      |
|Title           |     Date      |  Amended(#)   |     ($)           |    ($)           |             |  (Years/Days)   |
|----------------|---------------|---------------|-------------------|------------------|-------------|-----------------|
|
|                |               |               |                   |                  |             |                 |
|Carl Coppola,   |   06/25/98    |  250,000      |    1.125          |    2.875         |   1.125     |    2/156        |
|CEO             |               |               |                   |                  |             |                 |
|----------------|---------------|---------------|-------------------|------------------|-------------|-----------------|
|                |               |               |                   |                  |             |                 |
|Michael Nafash, |   06/25/98    |  150,000      |    1.125          |    2.875         |   1.125     |    2/156        |
|CFO             |               |               |                   |                  |             |                 |
=========================================================================================================================



Employment Agreements

     Pursuant to a three-year employment agreement expiring on June 30, 2000, Mr. Coppola receives an annual base salary of $200,000 and was granted three-year options to purchase 250,000 shares of Common Stock at an exercise price of $1.25; 250,000 shares of Common Stock at an exercise price of $2.00 and 250,000 shares of Common Stock at an exercise price of $2.75. In addition, Mr. Coppola is entitled to reimbursement of expenses not to exceed $15,000 annually and is provided with an automobile and maintenance and use reimbursement by Mark. Mr. Coppola's employment is terminable by Mark upon 90 days written notice and provides for a two-year non-compete period to take effect upon the termination of Mr. Coppola's employment.


Stock Option Plan

     Under Mark's 1993 Stock Option Plan (the "Option Plan"), options to purchase up to 1,000,000 shares of Common Stock may be granted to key employees and officers of Mark or any of its subsidiaries. The Option Plan is designed to qualify under Section 422 of the Internal Revenue Code as an "incentive stock option" plan.



                              CERTAIN TRANSACTIONS

     Mark purchases lighting fixtures, fabricating services and other related services from Mark Lighting Fixture Co., Inc. ("Mark Lighting"), a company wholly owned by Carl Coppola, President and Chief Executive Officer of Mark. For the fiscal year ended June 30, 1998, Mark paid Mark Lighting $416,497 for such goods and services.

     On December 4, 1997, Mr. Coppola was granted three-year options to purchase 250,000 shares of Common Stock at $2.875 per share. On June 25, 1998, the foregoing options were cancelled and Mr. Coppola was granted three-year options to purchase 250,000 shares of Common Stock at $1.125 per share the closing sales price on the date of grant.

     In May 1997, Mr. Coppola made loans aggregating $160,000 to Mark for working capital purposes. The loans are represented by demand notes with an annual interest rate of 10% payable semiannually. These notes were repaid on April 16, 1998.

     In May 1998, Mark loaned Mr. Coppola $100,000 at 10% interest per annum. The loan was payable on demand and was repaid in full in September 1998.

     On December 4, 1997, Mr. Nafash was granted three-year options to purchase 150,000 shares of Common Stock at $2.875 per share. On June 25, 1998, the foregoing options were cancelled and Mr. Nafash granted three-year options to purchase 150,000 shares of Common Stock at $1.125 per share the closing sales price on the date of grant.

     In order to induce their exercise, on September 9, 1997, Mark reduced the exercise price of warrants to purchase 100,000 shares of Common Stock issued to Joseph Salvani from $5.00 to $2.50 per share.

     Mark grants each nonemployee director options as compensation for serving on the Board of Directors. On December 4, 1997, each of the outside directors received five-year options to purchase 100,000 shares of Common Stock at between $2.875 and $3.375 per share. On June 25, 1998, the foregoing options were cancelled and each outside director received five-year options to purchase 100,000 shares of Common Stock at $1.125 per share the closing sale price on the date of grant.

     Management believes that each of the foregoing transactions are on terms no less favorable to Mark than could be obtained from unaffiliated third parties.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to each beneficial owner of 5% or more of the Common Stock, each Director of Mark, each executive officer of Mark who is named in the Summary Compensation Table below and all executive officers and Directors as a group as of November 20, 1998. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

                                     Number of Shares           % of Shares
Beneficial Owner                         Owned                  Outstanding
----------------                     ----------------           ------------
Carl C. Coppola
  c/o Mark Solutions, Inc.
  1515 Broad Street
  Bloomfield, NJ  07003               2,797,100 (1)                 13.8%
Joseph Salvani
  1 Duran Avenue
  Ridgewood, NJ  07450                1,159,956 (2)                  6.0%
William Westerhoff                      160,000 (3)                   (4)
Richard Branca                          225,000 (3)                   (4)
Ronald E. Olszowy                       210,000 (3)                   (4)
Michael Nafash                          213,500 (5)                   (4)
Yitz Grossman                           119,333 (6)                   (4)
All executive officers and Directors
as a group (7 persons)                3,923,833 (7)                 18.5%

__________________________________

(1) Includes 63,200 shares held in trust for the benefit of three children of Mr. Coppola. Mr. Coppola disclaims beneficial ownership of these shares. Also includes 1,000,000 shares of Common Stock issuable pursuant to options which are presently exercisable.
(2) Includes 100,000 shares of Common Stock issuable pursuant to warrants which are presently exercisable.
(3) Represents or includes 160,000 shares of Common Stock issuable pursuant to options which are presently exercisable.
(4)  Less than 1%
(5) Includes 210,000 shares of Common Stock issuable pursuant to options which are presently exercisable.
(6) Includes 19,333 shares held in a charitable trust of which Mr. Grossman serves as one of the trustees. Mr. Grossman disclaims beneficial ownership of these shares. Also includes 100,000 shares of Common Stock issuable pursuant to options which are presently exercisable.
(7) Includes 1,940,000 shares of Common Stock issuable pursuant to warrants or options which are presently exercisable.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of Mark consists of 50,000,000 shares of Common Stock, $.01 par value per share and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of November 20, 1998 there were 19,296,674 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


Common Stock

     The holders of Common Stock have one vote per share on all matters to be voted upon by the holders of the Common Stock. The holders of the Common Stock do not have cumulative voting rights. The Common Stock is not redeemable and has no conversion or preemptive rights. Subject to preferences that may apply to any outstanding preferred stock, the holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. In the event of liquidation, the holders of Common Stock will share equally in any balance of Mark's assets available for distribution to them after satisfaction of creditors and the holders of Mark's senior securities, if any. The Common Stock currently outstanding is, and the Common Stock to be issued pursuant to the conversion of Debentures or the exercise of Warrants will be, validly issued, fully paid and non-assessable.

Preferred Stock

     The Preferred Stock is available for issuance from time to time at the discretion of the Board of Directors without action or vote by the shareholders. The Preferred Stock may be issued in one or more classes or series and the Board of Directors have the authority to fix the rights and preferences of each such class or series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designations of such class or series. Mark has no present commitments, arrangements or plans to issue any Preferred Stock.

     The voting and other rights of the holders of the Common Stock may be subject to and adversely effected by, the rights of any Preferred Stock that may be issued in the future, including dilution of the ownership of current shareholders. In addition, the issuance of Preferred Stock could have potential anti-takeover effects in that the shares could be used to issue control blocks to persons or entities considered favorable by management shareholders rendering an unfriendly tender-offer, proxy contest or merger more difficult. The existence of the authorized but unissued Preferred Stock, and the Board of Directors' ability to issue such shares and set its terms without shareholder approval, may deter persons from seeking to acquire Mark on a hostile basis and could make any attempt at gaining control of Mark or changing management of Mark more difficult or time consuming.

Options and Warrants

     At November 20, 1998, options and warrants to purchase a total of 5,268,500 shares of Common Stock were outstanding. Except for the 1,375,000 Warrants issued to the Selling Shareholders, all such warrants and options are presently exercisable. See Note 12 of Notes to Consolidated Financial Statements for a schedule of options and warrants outstanding as of June 30, 1998.


Transfer Agent

     The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                       MARK'S JUNE 1998 PRIVATE PLACEMENT


     The Securities and the underlying Common Stock being offered under this Prospectus were acquired by the Selling Shareholders in a June 1998 private placement which raised gross proceeds of $2,750,000 (the "Private Placement"). The Private Placement consisted of equity and debt units pursuant to which Mark issued 1,220,000 shares of Common Stock (the "Private Placement Common Stock"),
(ii) $1,530,000 principal amount convertible debentures due December 28, 1999 (the "Debentures"), (iii) warrants to purchase 1,375,000 shares of Common Stock (the "Warrants") and (iv) an option exercisable by the investors to purchase an additional $2,550,000 principal amount convertible debentures with warrants to purchase 1,275,000 shares of Common Stock (the "Debt Unit Option"). The Private Placement was effected to comply with the continued listing requirements of The Nasdaq SmallCap Market related to "net tangible assets" and to provide for adequate working capital to fund operations.

     As of November 20, 1998, all of the Debentures and Warrants remained issued and outstanding.


     Private Placement Common Stock and Adjustment Shares. The Private Placement Common Stock consists of 1,220,000 shares of Common Stock. Holders of the Private Placement Common Stock are entitled to Adjustment Shares to the extent the average net proceeds (including commissions) from the sale of any Private Placement Common Stock during the 180-day period after the date of this Prospectus is less than an average of $1.30 per share. The number of Adjustment Shares will be calculated using the closing bid price of the Common Stock on four trading dates one week apart after Mark receives notice from the holder of the Private Placement Common Stock. Accordingly the number of Adjustment Shares is indeterminable.

     Debentures and Debt Unit Option. The Debentures consist of $1,530,000 principal amount, have a maturity date of December 28, 1999 and an interest rate of 7% per annum. The Debentures are convertible, in part or in whole, into Common Stock at the lesser of (i) $1.50 per share or (ii) 75% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date(s). The interest on the Debentures is payable in cash or Common Stock, at the option of Mark.

     The holders of the Debentures also received an option to purchase additional debt units, which in the aggregate would consist of (i) $2,550,000 in 18-month principal amount convertible debentures with terms identical to the Debentures and (ii) 1,250,000 four-year warrants, each to purchase one share of Common Stock at $1.50 per share (the "Debenture Option"). The Debt Unit Option is exercisable for a twelve month period after the date of this Prospectus. The Common Stock underlying the Debenture Option is not being offered by this Prospectus.

     Warrants. The Warrants consist of 1,375,000 warrants each to purchase one share of Common Stock for $1.50 per share expiring on June 28, 2002.

     Issuances over Twenty (20%) Percent of the Outstanding Common Stock Pursuant to Private Placement. In order to satisfy applicable Nasdaq corporate governance requirements, Mark is prohibited from issuing in excess of 3,615,334 shares of Common Stock under the Private Placement until it obtains shareholder approval. Mark intends to present the matter to its shareholders at its next annual meeting presently scheduled for December 28, 1998. In the event Mark does not obtain shareholder approval, (i) the holders of the Private Placement Common Stock will have the right to demand cash payment equal to the value of the Adjustment Shares that would have been issuable and (ii) the holders of the Debentures will have the right to demand Mark redeems the Debentures at 125% of the principal amount plus accrued interest.

     Based on the closing bid price of Mark's Common Stock on November 19, 1998 of $0.90625, shares of Common Stock issuable under the Private Placement would equal 10,401,103, including 530,069 Adjustment Shares. Because the Share Adjustment and the conversion of Debentures is dependent on the price of the Common Stock at future dates, the actual number of shares of Common Stock which will be issued is undeterminable, and may exceed the assumed number given above.

     If shareholder approval is not obtained, Mark would be obligated to make substantial cash payments to the holders, at their election, pursuant to the Share Adjustment and redemption rights of the Debentures. Based on the closing bid price of Mark's Common Stock on November 19, 1998 of $0.90625, the amount Mark would be required to pay would be $2,392,875 and the Debentures would accrued interest at 18% per annum until redeemed. Mark does not presently have sufficient capital resources or alternative financing sources to make such cash payments.

     Anti-dilution Provisions. The Securities contain anti-dilution provisions in the event of stock dividends, stock splits, reverse stock splits and similar transactions.

     Restriction on Acquiring in Excess of Five (5%) of the Outstanding Common Stock. Each of the Securities includes a provision prohibiting any holder from acquiring the beneficial ownership of over five (5%) percent of Mark's Common Stock through the (i) conversion of Debentures, (ii) issuance of Adjustment Shares, (iii) exercise of the Warrants or (iv) exercise of the Debenture Option.

     Impact of Conversion Price of Debentures and the Share Adjustment. The Share Adjustment and the conversion price of the Debentures are variable based on the current price of Mark's Common Stock at the time of sale and conversion respectively. Because of the discount to the current market price of the Common Stock, sales of the Private Placement Common Stock and the shares of Common Stock underlying the Debentures may cause a downward trend in the trading price of the Common Stock until such shares are sold if the interest to buy the Common Stock by investors is weak. The Selling Shareholders are not prohibited from taking or maintaining a short position in the Common Stock. While each Selling shareholder has represented that as of November 19, 1998 they do not maintain a short position in the Common Stock, they reserve there right to do so in the future.

     Registration and Rescission Rights. Mark is obligated to register under the Securities Act the Private Placement Common Stock and the Common Stock underlying the Securities. The Selling Shareholders are deemed "underwriters" of the Private Placement Common Stock and the Adjustment Shares, if any, in connection with any resale pursuant to this Prospectus.

     Due to issues regarding certain terms of the Private Placement, each of the investors of the Private Placement Common Stock has rescission rights through November 4, 1999. Consequently, Mark has classified $1,220,000 of the proceeds as "Temporary Stockholders' Equity" at June 30, 1998. If all of the investors assert rescission rights the investors would be entitled to (i) return the Private Placement Common Stock, related Warrants and the rights to the shares issued under the Adjustment Shares, if any, and receive a refund of their purchase price of $1,220,000 plus interest or (ii) if the Private Placement Common Stock, related Warrants and the rights to the shares issued under the Adjustment Shares, if any, are sold, sue for the difference between the purchase price of $1,220,000 and the sales price of these securities. Mark believes it is unlikely that any of the investors would assert rescission rights since, under terms of the Private Placement, each investor is effectively assured a return on their investment in excess of the amount they would receive in a rescission award. Accordingly, Mark has not and does not intend to reserve any funds to provide for this contingency. If a significant number of the investors decide to assert rescission rights, Mark's working capital position (which at June 30, 1998 was $3,078,217) would be materially adversely affected.

                              SELLING SHAREHOLDERS

     The up to 15,000,000 shares of Common Stock offered hereby are being offered for the account of the following person(s). The information regarding such person(s) and beneficial ownership of Common Stock has been provided by the Selling Shareholders.


                                                                 Share of       Total Shares         Shares of
                                                Shares of        Common          of Common             Common
                                 Private        Principle         Stock            Stock                Stock
                                 Placement        Amount        Issuable        Beneficially            Owned
                                 Common         Convertible        Under         Owned and               After
Name (1)                         Stock(2)       Debentures       Warrants       Offered(1)(2)        Offering (1)(2)
--------                      --------------------------------------------------------------------------------------
Jules Nordlicht                    320,000        705,882        400,000        1,425,882                 0
Huberfeld Bodner
  Family Foundation                300,000        661,764        375,000        1,336,764                 0
Mark Nordlicht                      80,000        176,470        100,000          356,470                 0
John Georgallas                    200,000           0           100,000          300,000                 0
Harry Adler                         40,000         88,235         50,000          178,235                 0
Rita Folger                         40,000         88,235         50,000          178,235                 0
Mechon L'Hoyroa                     22,500         49,632         28,125          100,257                 0
Joseph Antine                       20,000         44,117         25,000           89,117                 0
Philip Huberfeld                    20,000         44,117         25,000           89,117                 0
Issac Levy                          20,000         44,117         25,000           89,117                 0
Beth Medrash Gevoa of Israel        20,000         44,117         25,000           89,117                 0
Abraham Elias                       20,000         44,117         25,000           89,117                 0
Congregation of Ahavas Tzdodak
  V'Chesed                          20,000         44,117         25,000           89,117                 0
Abraham Ziskind                     20,000         44,117         25,000           89,117                 0
Jerusalem Fund                      20,000         44,117         25,000           89,117                 0
Shor Yoshuv Institute               20,000         44,117         25,000           89,117                 0
Josh Berkowitz                      10,000         22,058         12,500           44,558                 0
Yeshiva of Telshe Alumni            10,000         22,058         12,500           44,558                 0
Shekel HaKodesh                      5,000         11,029          6,250           22,279                 0
Judah Perstein                       5,000         11,029          6,250           22,279                 0
Ahron Schiller                       2,500          5,514          3,125           11,139                 0
Rebecca Adika                        2,500          5,514          3,125           11,139                 0
Elissa Eisner                        2,500          5,514          3,125           11,139                 0
___________________________________________

(1) Excludes potential Adjustment Shares.
(2) Assumes interest paid in cash. Based on a conversion rate of 75% of the closing sale price of $.90625 on November 19, 1998.

                              PLAN OF DISTRIBUTION

     The sale of shares of Common Stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. With regard to the Private Placement Common Stock and the Adjustment Shares, if any, the Selling Shareholders are "underwriters" under the Securities Act.

     In addition any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the Common Stock from time to time.



                                  LEGAL MATTERS

     Timothy J. McCartney, Esq. has acted as counsel for Mark and has rendered an opinion on the validity of the shares of Common Stock to be issued pursuant to the Securities.

                                     EXPERTS

     Mark's consolidated balance sheet as of June 30, 1998 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended June 30, 1998 appearing in this Prospectus, have been included in reliance on the report of Holtz Rubenstein & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     Mark's consolidated balance sheets as of June 30, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1997 appearing in this Prospectus, have been included in reliance on the report of Sax Macy Fromm & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


Audited Consolidated Financial Statements for the Fiscal Years
Ended June 30, 1998, 1997 and 1996:


Reports of Independent Accountants                      F-1
Consolidated Balance Sheets for June 30, 1998
  and 1997                                              F-3
Consolidated Statements of Operations for
  fiscal years ended June 30, 1998, 1997
  and 1996                                              F-5
Consolidated Statements of Stockholders
  Equity (Impairment) for fiscal years ended
  June 30, 1998, 1997 and 1996                          F-6
Consolidated Statement of Cash Flows for
  fiscal years ended June 30, 1998, 1997
  and 1996                                              F-7
Notes to Consolidated Financial Statements              F-8
Chantrey Vellacott Report                               F-26
Baker Tilly Report                                      F-28

Unaudited Consolidated Financial Statements for the Three Months
Ended September 30, 1998 and 1997:

Consolidated Balance Sheets for
  September 30, 1998 and June 30, 1998                  F-30
Consolidated Statements of Operations for
  the three months ended September 30, 1998
  and September 30, 1997                                F-32
Consolidated Statement of Cash Flows for
  the three months ended September 30, 1998
  and September 30, 1997                                F-33
Notes to Interim Consolidated Financial Statements      F-34

              Report of Independent Certified Public Accountants


Board of Directors and Shareholders
Mark Solutions, Inc. and Subsidiaries
Bloomfield, New Jersey

We have audited the consolidated balance sheet of Mark Solutions, Inc. and Subsidiaries as of June 30, 1998, and the related consolidation statements of operations, stockholders' equity (deficiency), and cash flows for the year ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of MarkCare Medical Systems Limited, a wholly owned subsidiary, which statements reflect total assets of $155,015 as of June 30,1998 and a net loss of $1,301,640 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MarkCare Medical Systems Limited, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. we believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mark Solutions, Inc. and Subsidiaries as of June 30, 1998, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                    HOLTZ RUBENSTEIN & CO., LLP


Melville,  New York
August 25,1998
(except for Note 10c.,
as to which the date
is November 8, 1998.)


                                     -F-1-

               Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of Mark Solutions, Inc. and Subsidiaries:

         We have audited the accompanying consolidated balance sheets of Mark Solutions, Inc. and Subsidiaries as of June 30, 1997 and the related consolidated statements of operations, stockholders' equity (impairment), and cash flows for each of the years in the two-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of MarkCare Medical Systems Limited, a wholly owned subsidiary, which statements reflect total assets of $192,095 as of June 30, 1997 and total revenues of $224,125 and $41,946, respectively, for the two years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MarkCare Medical Systems Limited, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mark Solutions, Inc. and Subsidiaries as of June 30, 1997 and the results of its operations and cash flows for each of the years in the two year period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                   Sax Macy Fromm & Co., PC
                                                   Certified Public Accountants


Clifton,  New Jersey
August 22,  1997
Except for Note 1 as
to which the date is
September 23, 1997



                                     -F-2-


                     Mark Solutions, Inc. and Subsidiaries
                          Consolidated Balance Sheets

                                     Assets

                                                June 30, 1998                    June 30, 1997
                                               -----------------                -----------------
Current Assets:
 Cash and cash equivalents                     $        564,577                 $        422,457
 Restricted cash                                      1,234,005                            - - -
 Subscriptions receivable                             1,231,000                            - - -
 Accounts receivable, less allowance
  of $5,500 in 1998 and 1997                            623,912                        3,178,928
 Due from officer                                       102,058                            - - -
 Inventories (Note 4)                                   112,474                          336,287
 Other current assets (Note 5)                          208,377                          230,748
                                               -----------------                -----------------
Total Current Assets                                                $ 4,076,403                       $ 4,168,420

Property and Equipment:
 Machinery and equipment                              1,545,728                        1,488,255
 Demonstration equipment                                436,348                          395,419
 Office furniture and equipment                         397,607                          401,731
 Leasehold improvements                                 188,973                           41,568
 Vehicles                                                62,283                           62,283
 Property held under capital lease                       47,129                           47,129
                                               -----------------                -----------------
 Total                                                2,678,068                        2,436,385
Less: Accumulated depreciation and
      amortization                                    2,239,456                        2,089,126
                                               -----------------                -----------------
Net Property and Equipment                                              438,612                           347,259

Other Assets:
 Costs in excess of net assets of
 businesses acquired, less accumulated
 amortization of $437,373 in 1998 and
 $227,433 in 1997 (Note 6)                              612,318                          822,258
Other Assets:                                            46,768                           94,340
                                               -----------------                -----------------
Total Other assets                                                      659,086                           916,598
                                                                    ------------                      -----------

Total Assets                                                        $ 5,174,101                       $ 5,432,277
                                                                    ============                      ===========


             The Accompanying Notes are an Integral Part of these
                       Consolidated Financial Statements


                                       -F-3-


                     Mark Solutions, Inc. and Subsidiaries
                          Consolidated Balance Sheets

                Liabilities and Stockholder's Equity (Deficiency)

                                                June 30, 1998                    June 30, 1997
                                               -----------------                -----------------

Current Liabilities:
Accounts payable                               $        715,642                 $      1,638,288
Short-term borrowings                                    - - -                           435,225
Current maturities of long-term debt                    108,171                          448,729
Current portion of obligations
  under capital leases                                   19,418                            8,276
Due to related parties                                   14,693                          296,472
Notes payable to officer                                 - - -                           160,000
Accrued liabilities (Note 8)                            140,262                          257,973
                                               -----------------                -----------------
Total Current Liabilities                                           $  998,186                        $ 3,244,963

Other Liabilities:
Long-term debt excluding current maturities           1,029,385                        2,312,556
Long-term portion of obligations under
  capital leases                                         31,031                           27,911
                                               -----------------                -----------------
Total Other Liabilities                                              1,060,416                          2,340,467

Commitments and Contingencies                                            - - -                              - - -

Temporary Stockholder's Equity (Note 10C.)                           1,220,000                              - - -

Stockholder's Equity (Deficiency):
Common Stock, $.01 par value,
50,000,000 shares authorized;
19,296,674and 14,779,085 shares
issued and outstanding at June 30,
1998 and 1997 respectively                              192,967                          147,790
Additional paid-in capital                           31,846,556                       27,454,982
Deficit                                             (30,144,024)                     (27,755,925)
                                               -----------------               ------------------
Total Stockholder's Equity (Deficiency)                              1,895,499                           (153,153)
                                                                    ------------                      ------------

Total Liabilities and Stockholders' Equity
                                          (Deficiency)               $5,174,101                        $5,432,277
                                                                    ============                      =============




              The Accompanying Notes are an Integral Part of these
                       Consolidated Financial Statements


                                       -F-4-

                     Mark Solutions, Inc. and Subsidiaries
                     Consolidated Statements of Operations



                                                                  Years Ended June 30
                                                                  -------------------

                                                       1998               1997                1996
                                                       ----               ----                ----
Revenues                                          $ 12,921,810       $  6,449,744        $ 3,454,615

Costs and Expenses:
Cost of sales                                       10,972,291          6,091,773          4,022,102
Selling, general and administrative
 expenses                                            3,940,341          4,100,177          3,718,886
Reduction in carrying value of assets                   - - -              - - -             777,495
                                                    ----------         ----------           ---------

Total Costs and Expenses                            14,912,632         10,191,950          8,518,483
                                                    ----------         ----------          ---------

Operating (Loss)                                    (1,990,822)        (3,742,206)        (5,063,868)

Other Income (Expenses):
Interest income                                         12,503             21,291             23,800
Interest expense                                      (249,623)          (290,651)           (10,490)
Imputed interest expense on
 convertible debentures                               (160,157)        (1,422,813)             - - -
Loss of disposal of property and
 equipment                                               - - -             (4,886)           (60,001)
                                                    ----------         ----------         ----------

Net Other (Expenses)                                  (397,277)        (1,697,059)           (46,691)
                                                    ----------         ----------         ----------

(Loss) From Continuing Operations                   (2,388,099)        (5,439,265)        (5,110,559)

Discontinued Operations:
Loss of Bar-Lor Subsidiaries                             - - -             - - -             (35,078)
Loss of disposal of Bar-Lor
  Subsidiaries                                           - - -             - - -             (69,425
                                                    ----------         ----------          ---------
Total Discontinued Operations                            - - -             - - -            (104,503)

Net (Loss)                                         $(2,388,099)       $(5,439,265)       $(5,215,062)
                                                   ===========        ============       ============

Basic (Loss) per share                             $     (0.14)       $     (0.38)       $     (0.41)
                                                   ===========        ============       ============
Weighted Average Number of Shares
 Outstanding                                        16,580,402         14,221,606         12,732,022
                                                   ===========        ============        ===========

Dividends Paid                                     $       -0-        $        -0-        $      -0-
                                                   ===========        ============        ===========



              The Accompanying Notes are an Integral Part of these
                       Consolidated Financial Statements




                                       -F-5-

                     Mark Solutions, Inc. and Subsidiaries
          Consolidated Statements of Stockholders' Equity (Deficiency)

                                                                                                        Total
                                                                       Additional     Retained         Stockholders'
                                               Common Stock              Paid-In       Earnings         Equity
                                             Shares         Amount       Capital       (Deficit)        [Deficiency]
                                             ------         ------       -------       ---------        ------------

Balances June 30, 1995                     11,734,801       117,347       $18,773,312      (17,101,598)      1,789,061


Acquisition of Simis Medical
 Imaging, Limited on May 28, 1996             204,850         2,048         1,247,952            - - -       1,250,000
Issuance of stock through
 private placements                         1,636,664        16,367         4,247,210            - - -       4,263,577
Commission and related fees                    - - -         - - -             (8,175)           - - -          (8,175)
Net loss for the year ended
 June 30, 1996                                 - - -         - - -            - - -         (5,215,062)      (5,215,062)
                                           ----------       -------        ----------      -----------          ---------
Balance June 30, 1996                      13,576,315       135,762        24,260,299      (22,316,660)         2,079,401

Issuance of stock through
 private placements                           210,576         2,106           103,795            - - -            105,901
Conversion of convertible
 debentures                                   992,194         9,922         1,399,548            - - -          1,409,470
Imputed interest expense on
 convertible debentures                        - - -          - - -         1,422,813            - - -          1,422,813
Deferred imputed interest on
 convertible debt, net of
 amortization of $32,031                        - - -         - - -           160,157            - - -            160,157
Warrants issued for services                    - - -         - - -           130,861            - - -            130,861
Commissions and related fees                    - - -         - - -           (22,491)           - - -            (22,491)
Net loss for the year ended
 June 30, 1997                                  - - -         - - -           - - -         (5,439,265)        (5,439,265)
                                           ----------       -------        ----------      -----------          ----------
Balances June 30, 1997                     14,779,085       147,790        27,454,982      (27,755,925)          (153,153)

Conversion of convertible
 debentures                                 2,602,500        26,025         2,173,975            - - -          2,200,000
Deferred imputed interest on
 convertible debentures                         - - -         - - -           321,000            - - -            321,000
Stock issued in lieu of interest               44,619           447           192,258            - - -            192,705
Stock issued for services                      64,462           645           113,957            - - -            114,602
Warrants issued for services                    - - -         - - -            92,000            - - -             92,000
Conversion of warrants                        580,000         5,800         1,510,450            - - -          1,516,250
Commissions and related fees                    - - -         - - -          (188,006)           - - -           (188,006)
Issuance of stock through private
 placement                                  1,220,000        12,200            - - -             - - -             12,200
Issuance of warrants through
 private placement                              - - -         - - -           176,000            - - -            176,000
Miscellaneous adjustment                        6,008            60               (60)           - - -              - - -
Net loss for the year ended
 June 30, 1998                                  - - -         - - -           - - -         (2,388,099)        (2,388,099)
                                           ----------       -------        ----------      -----------          ---------

Balances June 30, 1998                     19,296,674      $192,967       $31,846,556     $(30,144,024)        $1,895,499
                                           ==========      ========       ===========     ============         ==========



             The Accompanying Notes are an Integral Part of these
                       Consolidated Financial Statements





                                       -F-6-



                      Mark Solutions Inc. and Subsidiaries
                     Consolidated Statements and Cash Flow

                                                                                      Years Ended June 30
                                                                                      -------------------

                                                                            1998               1997                1996
                                                                            ----               ----                ----
Cash Flow From Operating Activities:
Net (loss)                                                             $ (2,388,099)      $ (5,439,265)      $ (5,215,062)
Adjustments to reconcile net (loss) to net cash (used for)
 provided by operating activities:
  Depreciation and amortization                                             360,270            377,280            637,169
  Amortization of debt issue costs                                            - - -            147,909              - - -
  Deferred imputed interest on convertible debentures                         - - -            160,157              - - -
  Securities issued for services                                            206,602            130,861              - - -
  Stock issued for interest expense                                         192,705          1,472,284              - - -
  Loss from discontinued operations                                           - - -              - - -            104,503
  Reduction in carrying value of assets                                       - - -              - - -            777,495
  Loss on disposition of property and equipment                               - - -              4,886             60,001
  (Increase) decrease in assets:
   Restricted cash                                                       (1,234,005)           181,781            177,469
   Accounts receivable                                                    2,555,016         (2,274,332)           666,445
   Costs and estimated earnings in excess of billings on
    contract in progress                                                      - - -              - - -             66,485
   Inventories                                                              223,813           (189,982)             3,334
   Other current assets                                                      22,371            (97,423)           (16,032)
   Due from officer                                                        (102,058)             - - -              - - -
   Other assets                                                              47,572            (34,415)            (7,153)
Increase (decrease) in liabilities:
   Accounts payable                                                        (922,646)         1,139,038         (1,336,488)
   Due to related parties                                                  (281,779)           251,277           (161,763)
   Accrued liabilities                                                     (117,711)           (65,265)            56,558
                                                                       ------------       ------------       ------------
   Net adjustments to reconcile net (loss)
    to net cash (used for) provided by operating activities                 950,150          1,204,056          1,028,023
                                                                       ------------       ------------       ------------
       Net Cash (Used for) Operating Activities                          (1,437,949)        (4,235,209)        (4,187,039)
                                                                       ------------       ------------       ------------
Cash Flows From Investing Activities:
Additions to property and equipment                                        (216,338)          (139,280)           (51,451)
Proceeds from disposition of segment                                          - - -              - - -            100,000
Proceeds from sale of assets                                                  - - -              2,500             12,500
                                                                       ------------       ------------       ------------
       Net Cash Provided by (Used for) Investing Activities                (216,338)          (136,780)            61,049
                                                                       ------------       ------------       ------------
Cash Flows From Financing Activities:
Proceeds from long-term debt                                              1,033,000          4,500,000              - - -
Repayment of long-term debt                                                (456,729)          (398,704)             - - -
Proceeds from short-term borrowings                                       1,080,000          1,185,912             38,668
Repayment of short-term borrowings                                       (1,515,225)          (820,000)             - - -
Repayment of notes payable for  equipment and vehicles                      (11,083)           (17,387)           (29,283)
Advances from officer                                                         - - -            160,000              - - -
Repayment of advances from officer                                         (160,000)             - - -              - - -
Payment of offering costs and commissions                                   (45,456)           (22,491)            (8,175)
Proceeds from issuance of securities                                      1,871,900            105,894          4,263,577
Payment of debt issue costs                                                   - - -           (162,700)             - - -
Cash acquired in business combination                                         - - -              - - -              8,421
                                                                       ------------       ------------       ------------
      Net Cash Provided by Financing Activities                           1,796,407          4,530,524          4,273,208
                                                                       ------------       ------------       ------------

Net Increase in Cash and Cash Equivalents                                   142,120            158,535            147,218

Cash and Cash Equivalent at Beginning of Year                               422,457            263,922            116,704
                                                                       ------------       ------------       ------------
Cash and Cash  Equivalents at End of Year                              $    564,577        $ $ 422,457        $   263,922
                                                                       ============        ===========        ===========

            The Accompanying Notes are an Integral Part of these
                       Consolidated Financial Statements



                                     -F-7-

                      Mark Solutions, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note 1 - Management Plans and Subsequent Events:

     Mark Solutions, Inc.'s (the Company) modular cell products represent an alternative to traditional construction methods, and penetration into the construction market has met resistance typically associated with an unfamiliar product. Accordingly, the Company has been and will continue to be subject to significant sales fluctuations until its modular cell technology receives greater acceptance in the construction market, which management believes will occur as new projects are awarded and completed.

     In May 1996, the Company acquired MarkCare Medical Systems Limited (formerly Simis Medical Imaging Limited), the entity, which developed the IntraScan II PACS software, to more effectively control the development and marketing strategy. In addition, the Company has entered into a software supplier agreement with Data General Corporation, a large computer hardware and integration provider, pursuant to which Data General will include the IntraScan II PACS software program in proposals to health care institutions. Although no assurances can be given, management believes that these actions will improve the effectiveness of its marketing plan and will enable the Company to generate significant revenues from the IntraScan II PACS system in fiscal 1999. Mark received its first purchase order for its IntraScan II PACS software on August 10, 1998 from Data General.

     The Company's working capital requirements have historically exceeded its working capital from operations. Accordingly, the Company has been dependent, and absent significant improvements in operations, will continue to be dependent on the infusion of new capital in the form of equity or debt financing.

     The Company has effective registration statements relating to 569,500 shares of common stock issuable upon the exercise of warrants and options and intends to register approximately 3,760,000 additional shares of common stock issuable upon the exercise of other outstanding warrants and options. The Company will initially look to the exercise of presently outstanding warrants and options to meet working capital deficits, however if sufficient securities are not exercised, the Company will consider additional private sales of its securities.

     The Company believes the existing modular cell contracts, presently available working capital, projected modular cell contracts and other financial developments will result in improved operating results and generate sufficient working capital through fiscal 1999.

                                     -F-8-

Note 2 - Summary of Significant  Accounting
Policies:

       A. Nature of Business - The Company is a Delaware corporation, which operates its various businesses through wholly owned subsidiaries and a division.

            The Company is engaged in the design, manufacture, and/or installation of (i) modular steel cells for correctional institution construction and (ii) diagnostic support, picture archiving and communication computer systems (PACS) marketed under the name "IntraScan".

       B. Basis of Consolidation - The consolidated financial statements include the accounts of Mark Solutions, Inc. (Mark) and its wholly owned Subsidiaries, MarkCare Medical Systems, Inc. (MarkCare), and MarkCare Medical Systems Limited (LTD). The operations of MarkCare Medical Systems Limited are included in the accompanying consolidated financial statements from the date it was acquired, May 28, 1996. Prior to consolidation, the financial statements of LTD are reconciled to U.S. Generally Accepted Accounting Principles.

       C. Revenue Recognition - Revenues are recorded at the time services are performed or when products are shipped except for manufacturing contracts which are recorded on the percentage-of-completion method which measures the percentage of costs incurred over the estimated total costs for each contract.This method is used because management considers incurred costs to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company provides an allowance for bad debts and returns based upon its historical experience. The allowance for bad debts is charged as a general and administrative expense.

       D. Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

       E. Inventories - Inventories are valued at the lower of cost or market on a first-in, first-out basis. The Company evaluates the levels of inventory based on historical movement and current projections of usage of the inventory. If this evaluation indicates obsolescence and or slow movement, the Company would record a reduction in the carrying value by the amount the cost basis exceeded the estimated net realizable value of the inventory.

                                     -F-9-

       F. Property and Depreciation - All property and equipment items are stated at cost. Leasehold improvements are amortized under the straight-line method. Substantially all other items are depreciated under straight line and accelerated methods. Depreciation and amortization is provided in amounts sufficient to write-off the cost of depreciable assets, less salvage value, over the following estimated useful lives:

                     Machinery and equipment                       7 years
                     Demonstration equipment                   5 - 7 years
                     Office furniture and equipment            5 - 7 years
                     Leasehold improvements                    5 - 7 years
                     Vehicles                                      5 years
                     Property held under capital lease             5 years

            From January 1, 1996 to September 30, 1996 the Company did not maintain a manufacturing facility and out-sourced its manufacturing to third party manufacturers. As a result, the Company's manufacturing equipment, with a cost of $1,261,637, was not utilized. The accompanying financial statements do not include a charge for the depreciation of the manufacturing equipment from January 1, 1996 to September 30, 1996.

            The Company obtained a manufacturing facility on October 1, 1996 and subsequently placed the manufacturing equipment in service.

       G. Costs in Excess of Net Assets of Businesses Acquired - In connection with the acquisition of MarkCare and LTD, the excess acquisition cost over the fair value of net assets of businesses acquired is being amortized using the straight-line method over five years.

            The Company periodically reviews the carrying amounts of costs in excess of net assets of businesses acquired. If events or changes in circumstances indicate that the amount of the net assets may not be recoverable, based on information available to the Company at that time, including current and projected cash flows, an appropriate adjustment is charged to operations.

       H. Income Taxes - Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liability. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.


                                     -F-10-

       I. Loss Per Common Share - In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). This Statement establishes standards for computing and presenting earnings (loss) per share (EPS).

            SFAS No. 128 requires dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or convertible securities were exercised or converted into common stock. The Company's adoption of SFAS No. 128 did not materially change current and prior years' EPS.

            Basic and diluted loss per share amounts were equivalent for the years ended June 30, 1998, 1997 and 1996.

       J. Stock-Based Compensation - The Company grants stock options to employees with an exercise price equal to or above the fair value of the shares at the date of the grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

       K. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the report period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

       L. Research and Development Costs - Research and development costs, consisting of salaries and materials, relating to software development are expensed as incurred. Prior to technological feasibility the costs were charged to Selling, General and Administrative expense, amounting to $0, $481,987 and $326,158 for the years ended June 30, 1998, 1997 and 1996, respectively.

       M.    Reclassifications      -       Certain prior year amounts have been
             reclassified to conform  with the current year presentation.


                                     -F-11-

       N. New Standards - In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.
             Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

             In addition, in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

             Both of these new standards are effective for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The implementation of these new standards will not affect the Company's results of operations and financial position, but may have an impact on future financial statement disclosures.

Note 3 - Acquisition:

     On May 28, 1996, the Company acquired all of the capital stock of MarkCare Medical Systems Limited, a privately held British company (LTD) for $1,250,000 payable in the Company's common stock. This acquisition has been accounted for using the purchase method of accounting. The Company recorded costs in excess of net assets approximating $1,050,000 in connection with this acquisition.

Note 4 - Inventories:

       Inventories consist of the following:
                                                          June 30
                                        --------------------------------------
                                                  1998                1997
                                         -----------------   -----------------

       Raw materials                          $   84,974          $   300,888
       Finished goods                             27,500               35,399
                                         -----------------   -----------------
        Total Inventories                     $  112,474          $   336,287
                                         =================   =================

                                     -F-12-

Note 5 - Other Current Assets:

       Other current assets consist of:
                                                         June 30
                                          ------------------------------------
                                                    1998              1997
                                          ----------------   -----------------

       Prepaid expenses                         $ 208,377        $    60,860
       Loans and exchanges                         - - -               9,731
       Deferred imputed interest
          on convertible debentures                - - -             160,157
                                           ----------------   -----------------
            Total                               $ 208,377         $  230,748
                                           ================   =================


Note 6 - Costs in Excess of Net Assets of Business Acquired:

     The components of costs in excess of net assets of businesses acquired as of June 30, 1998 and 1997 are as follows:


                                                    Year Ended June 30
                                    -------------------------------------------
                                             1998                    1997
                                    --------------------    -------------------

            Beginning balances           $   822,258            $1,032,196
            Amortization expense
              for the year                  (209,940)              (209,938)
                                    --------------------    -------------------
                 Ending Balances         $   612,318            $   822,258
                                     ====================    ===================


Note 7 - Short-Term Borrowings:

       In March 1997 the Company entered into a bank line of credit based on 60% of eligible accounts receivable and 32% of the appraised value of eligible machinery and equipment, not to exceed the line of credit amount of $400,000. This revolving credit agreement, which expires in October 1998, is collateralized by substantially all of the Company's assets plus the personal guarantee of the Company's chief executive officer. Interest is payable monthly at 1-1/2% above the bank's prime rate. The Company did not have any outstanding borrowing at June 30, 1998.



                                     -F-13-

Note 8 - Accrued Liabilities:

The accrued liabilities consist of:

                                                      June 30
                                    -----------------------------------------
                                             1998                  1997
                                    -------------------    ------------------

       Salaries                      $      34,282          $      77,488
       Professional fees                    90,900                 48,665
       Interest                              - - -                 35,422
       Other                                15,080                 96,398
                                    -------------------    ------------------
            Total                      $   140,262            $    257,973
                                     ===================    ==================


Note 9 - Related Party Transactions:

       The Company purchases materials and is reimbursed for various expenses from Mark Lighting Fixture Co., Inc. (Mark Lighting), an entity owned by the Company's Chief Executive Officer and Metalite, Inc. (Metalite), an entity owned by the brother of the Company's Chief Executive Officer.

       The following related party transactions are included in the accompanying financial statements:

                                                      Year Ended June 30
                                         --------------------------------------
                                            1998           1997          1996
                                         ----------    ----------     ---------
       Purchases                         $ 421,497      $ 231,051     $ 105,512

       Expense reimbursement                58,104        135,319        93,125

       Consulting services                   1,120         33,540         - - -

       Bonding fees                         (5,029)        95,785         - - -




                                     -F-14-

            As a result of current and prior years' transactions, the Company has net balances due to (from) the following related parties, which will be settled in the ordinary course of business:


                                                          June 30
                                      -----------------------------------------
                                                1998                  1997
                                      -------------------    ------------------

       Mark Lighting Fixture Co., Inc.    $        3,360        $   134,327
       Metalite, Inc.                              8,869              8,869
       Laborstat, Inc.                              (800)              (988)
       Carl Coppola                             (102,058)            95,785
       Other shareholders                          3,265             58,479
                                      -------------------    ------------------
         Due to (from) Related Parties     $     (87,364)            296,472
                                       ===================    ==================

            In connection with several modular cell project, the Company's Chief Executive Officer, Carl Coppola, provided third party guarantees to assist the Company in obtaining performance and completion bonds. As compensation for providing these guarantees, the Company recorded $95,785 representing five percent of the gross proceeds from these projects for the year ended June 30, 1997.

            During May 1997 the Company received an aggregate of $160,000 and issued 10% promissory notes payable to its Chief Executive Officer with principal and interest due August 20, 1997 and September 30, 1997, respectively, and interest due semi-annually. The entire balance was paid during fiscal 1998.

            The Company grants non-employee directors, options for serving on the Board of Directors. On December 3, 1997, each of the Company's directors were granted five-year options to purchase 100,000 shares of Common Stock at between $2.875 and $3.375 per share, the closing share price on the date of grant. On June 25, 1998, the Company cancelled the options and issued new five-year options purchase 100,000 shares of Common Stock at $1.125 per share, the closing price on the date of the grant.

            The loan to Carl Coppola of $102,058 was repaid subsequent to year end.


                                     -F-15-

Note 10 - Long-Term Debt:

       A.   Long-term debt consists of the following:
                                                         June 30
                                          -------------------------------------
                                                   1998                1997
                                              -------------     ---------------
         Note payable, due December 1999;
          collateralized by  small equipment $     12,556        $      19,989
         7% convertible debentures due
              August 20, 1998                        - - -             441,296
         7% convertible debentures due
              January 20, 1999                       - - -             750,000
         7% convertible debentures due
              June 2, 1999                           - - -           1,250,000
         7% convertible debentures due
              June 29, 1999                         100,000            300,000
          7% convertible debentures due
              December 31, 1999                   1,025,000              - - -
                                               -------------      --------------
              Total Long-Term Debt                1,137,556           2,761,285
         Less:  Current Portion                     108,171              448,729
                                                ------------      --------------
              Long-Term Debt, Excluding
                 Current Portion                 $ 1,029,385        $ 2,312,556
                                                 ===========        ============

            Maturities of total long-term debt are as follows:

           Year Ended June 30
           ------------------
                 1999                                        108,171
                 2000                                      1,029,385

       B.   Convertible Debentures:

            On August 23, 1996, the Company sold $2,200,000 principal amount 7% convertible debentures due August 22, 1998 ("1996 Debentures"). On December 26, 1996, the terms of the 1996 Debentures were amended to
            (i) prohibit additional conversions until March 31, 1997 unless the trading price of the common stock reaches levels in excess of $3.00 per share and (ii) modify the conversion price to the lesser of (a) $1.38 or (b) 80% of the average closing bid price on the five trading days immediately preceding the date(s) of conversion. The entire Debenture had been converted at June 30, 1998.

            In connection with the issuance of the 1996 Debentures, the Company incurred $162,700 of debt issue costs. These costs were charged to operations over the remaining term of the 1996 Debentures.

            On January 21, 1997, the Company sold $750,000 principal amount 7% convertible debentures due January 20,1999 (the "1997 Debentures"). The 1997 debentures are convertible, on or after July 15, 1997, into shares of common stock at a conversion price which is the lesser of (i) $2.125 or (ii) 80% of the average closing bid price on the five trading days immediately preceding the date(s) of conversion. Interest on the 1997 Debentures is payable in cash or common stock at the Company's option. On May 1, 1998 the Debenture was converted into 750,000 shares of Common Stock.


                                     -F-16-

            On June 2, 1997, the Company sold $1,250,000 principal amount 7% Convertible Debentures due June 2, 1999. The debentures are immediately convertible into shares of common stock at a conversion price of $0.80 per share.

            During 1998 the Company issued 44,619 shares of Common Stock (valued at $192,258) in connection with the conversion of accrued interest on convertible debentures.

            On June 27, 1997, the Company sold $300,000 principal amount 7% convertible debentures due June 29, 1999. The debentures are convertible, on or after December 30, 1997, into shares of common stock at a conversion price of $0.80 per share. Included in current assets is $160,157, which represents the unamortized portion of the beneficial conversion feature as of June 30, 1997. On June 19, 1998, $200,000 of the Debenture was converted into 250,000 shares of Common Stock. The Company issued 75,000 warrants with an exercise price of $1.50 as part of the conversion. At June 30 1998, $100,000 of the debenture remains outstanding.

           In June 1998, the Company completed a $2,750,000 private placement of equity and debt units (the "Private Placement") pursuant to which the Company issued (i) 1,220,000 shares of Common Stock (the "Private Placement Common Stock"), (ii) convertible debentures (face amount $1,530,000) due December 28, 1999, (the "Convertible Debentures"),
           (iii) warrants to purchase 1,375,000 shares of Common Stock, (iv) and an option exercisable by the investors to purchase an additional convertible debentures (face amount $2,550,000) with warrants to purchase 1,275,000 shares of Common Stock (the "Debt Unit Option").

           Of the $1,530,000 proceeds received in connection with the convertible debentures and its related options, $505,000 was attributed to the debenture conversion features and options and has been classified as additional paid-in capital, and the remaining $1,025,000 has been classified as a long-term obligation.

           At June 30, 1998  approximately  $1,234,000 of the proceeds were held
           in  escrow  and  $1,231,000  were  outstanding.   These  funds  were
           collected and deposited into the Company's operating accounts in July 1998.



                                     -F-17-

           The holders of the Private Placement Common Stock are entitled to additional shares of Common Stock to the extent the net proceeds from the sale of the Private Placement Common Stock is less than $1.30 per share (the "Adjustment Shares"). The Convertible Debentures are convertible into shares of Common Stock at the lesser of (i) $1.50 per share or (ii) 75% of the average closing bid price of the Common Stock for the five trading days immediately preceding the conversion. The Warrants are exercisable for a four-year period at $1.50 per share. The Debt Unit Option entitles the investors to purchase up to an additional $2,550,000 in 18 month principal amount convertible debentures with terms identical to the Convertible Debentures with four-year warrants to purchase an aggregate of 1,250,000 shares of Common Stock at $1.50 per share.

           Issuance of Common Stock in excess of 3,615,334 shares pursuant to the Private Placement including the (i) Adjustment Shares, (ii) conversion of the Convertible Debentures, (iii) exercise of Warrants and (iv) exercise of the Debt Unit Option is subject to the approval of the Company's shareholders. In the absence of shareholder approval of issuance's in excess of 3,615,334 shares the holders of the Private Placement Common Stock and Convertible debentures will have the right to demand cash payment equal to the value of the Share Adjustment and the redemption of the Convertible Debentures at 125% of the principal amount plus accrued interest.

        C. Temporary Stockholders Equity:

            Due to issues regarding certain terms of the Private Placement, each of the investors is an "underwriter" of the Private Placement Shares in connection with any resale and has rescission rights through November 4, 1999. If all of the investors assert rescission rights, the investors would be entitled to (i) return the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, and receive a refund of their purchase price of $1,220,000 plus interest or (ii) if the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, are sold, sue for the difference between the purchase price of $1,220,000 and the sales price of these securities. Accordingly, $1,220,000 of the proceeds from the Private Placement has been classified in the Consolidated Balance Sheet at June 30, 1998 as "Temporary Stockholders Equity" and such classification will continue until the expiration of the rescission rights.


                                     -F-18-

           As of September 1, 1998, all of the Convertible Debentures and Warrants remained, issued and outstanding.

            The Company has charged to operations for the years ending June 30, 1998 and 1997, $160,157 and $1,422,813 of imputed interest expense on convertible debentures, which represents the discount on conversion of each of the above convertible debentures.


Note 11 - Fair Value of Financial Instruments

           The estimated fair value of the Company's convertible debt as of June 30, 1998 is as follows:


                                            Carrying                Fair
                                              Amount                Value
                                        ----------------       ----------------

             Convertible debt              $ 1,125,000           $ 1,125,000

        The estimated fair value of the Company's convertible debt as of June 30, 1997 is as follows:

                                            Carrying                Fair
                                             Amount                Value
                                       ----------------        ----------------

           Convertible debt              $   2,741,296         $   2,928,796



     The estimated fair value amount has been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amount that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

       The fair value of the Company's other financial instruments approximates their carrying amounts.



                                     -F-19-

Note 12 - Stockholders' Equity:

A.  Stock Option Plan:

        On November 10, 1993, the Company adopted a Stock Option Plan. The Plan is administered and terms of option grants are established by the Board of Directors. Under the terms of the Plan, options to purchase 1,000,000 shares of common stock may be granted to key employees. Options become exercisable as determined by the Board of Directors and expire over terms not exceeding employment, six months after death or one year in the case of permanent disability of the option holder. The option price for all shares granted under the Plan is equal to the fair market value of the common stock at the date of grant, as determined by the Board of Directors, except in the case of a ten percent shareholder where the option price shall not be less than 110% of the fair market value at the date of grant.



        The following information relates to shares under option and shares available for grant under the Plan:


                                                       1998                     June 30, 1997                     1996
                                                             Weighted                     Weighted                       Weighted
                                                             Average                      Average                        Average
                                                             Exercise                     Exercise                       Exercise
                                               Shares          Price         Shares         Price          Shares         Price
                                               ------          -----         ------         -----          ------         -----
          Outstanding at
            beginning of year                  381,000         $2.04        367,000      $3.70            523,000       $3.71
          Granted                              524,000          2.67        282,500       1.60               --            --
          Cancelled                           (505,500)         2.95       (268,500)      3.81            (76,000)       3.79
          Exercised                            -------         ----         -------       2.04            (80,000)       3.67
          Outstanding at
            end of year                        399,500         $1.45        381,000      $2.04            367,000       $3.70
                                               =======         =====        =======      =====            =======       =====
          Available for
            issuance under Plan                520,000                      539,000                        533,000
          Weighted average
            contractual life
            (years)                              1.95                         2.04                           3.70
          Shares subject to
            exercisable option                 399,000                      381,000                        367,000




                                     -F-20-

Note 12- Stockholders' Equity (Continued):
         B.    Stock Warrants

         Outstanding warrants are as follows:


                                                       1998                     June 30, 1997                     1996
                                                 Weighted Average             Weighted Average              Weighted Average
                                                     Exercise                     Exercise                      Exercise

                                               Shares          Price          Shares         Price         Shares          Price
           Warrants outstanding
             at beginning
             of year                          3,241,758        $3.67        3,933,880    $4.10             4,848,859    $4.45
          Granted                             2,565,000         1.58        1,395,000     2.91               615,000     5.08
          Exercised                            (580,000)       (2.61)         (43,572)    2.43            (1,456,979)    2.54
          Expired                              (980,091)       (4.20)      (2,043,550)    4.02               (73,000)    7.16
                                              ----------       ------      -----------   -----            -----------   -----
          Warrants outstanding
           at end of year                     4,246,667        $2.43        3,241,758    $3.64            3,933,880     $4.10
                                              =========        =====        =========    ======           =========     =====
          Weighted average
            contractual life
            (years)                             2.56                          1.51                           .79






       C.   Pro forma Information:

            Pro forma information regarding net earnings and earnings per share, as required by SFAS No. 123, has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1998 and 1997:
            risk-free interest rate of 6.40% and 5.57%; dividend yield -0-; volatility fact related to the expected market price of the Company's common stock of .35; and weighted-average expected option life of 3.3 and 2.0 years. The weighted-average fair value of options granted during fiscal 1998 and 1997 were $1.76 and $1.84, respectively. The Company's pro forma information follows:

                                                      June 30
                                          --------------------------------------
                                            1998           1997         1996
                                            ----           ----         ----
           Pro forma net (loss)           $(3,017,300) $(5,701,590) $(5,224,781)
           Pro forma loss per common share   (.41)         (.40)        (.41)



                                     -F-21-

Note 13 - Leases:

       A.   Facility Leases:

            The Company occupies its offices pursuant to an operating lease expiring in December 1998. The Company conducts its manufacturing operations pursuant to an operating lease expiring November 15, 2004. Under the terms of these leases, the Company is obligated to pay maintenance, insurance, and its allocable share of real estate taxes. The Company also leases various automobiles and small office equipment.

            Future minimum rental payments under these operating leases are as follows:

            Year Ended June 30
                      1999                          276,254
                      2000                          193,820
                      2001                          186,149
                      2002                          174,236
                      2003 and thereafter           413,811
                                                  ---------
   Total future minimum rental payments           1,070,034
                                                  =========

          Rent expense for the years ending June 30, 1998, 1997, and 1996, was $330,991, $254,522, and $205,586, respectively.

       B.   Capital Leases:

            The Company leases certain equipment under capital leases with expiration dates ranging from April 2000 through April 2002.

            Future minimum lease payments are as follows:

           Year Ended June 30
                1999                                                   $29,723
                2000                                                    26,587
                2001                                                     8,936
                2002                                                     1,611
                                                                 -------------
           Total future minimum lease payments                          66,857
           Less: Amount representing interest                           16,408
                                                                 -------------
           Present value of net future minimum lease payments           50,449
           Less:  Current portion of obligations under capital leases   19,418
                                                                  ------------
           Long-term portion of obligations under capital leases       $31,031
                                                                  ============


                                     -F-22-

Note 14 - Commitments and Contingencies:

     The Company entered into an employment agreement with its Chief Executive Officer. The agreement expires on June 30, 2000 and is payable at an annual base salary of $200,000. In addition, the agreement includes three (3) year nonqualified options to purchase 750,000 shares of common stock at various prices exercise prices ranging from $1.25 to $2.75.

     In connection with the acquisition of LTD, a former shareholder of LTD entered into a three (3) year employment agreement with LTD which provides (i) an annual salary of U.K. Pounds 60,000 in the initial year with U.K. Pounds 5,000 increases in the succeeding two years and (ii) bonus equal to 10% of the post tax profits of LTD. On January 28, 1998 the Company bought out the remainder of the contract in exchange for 64,462 shares of Common Stock. The value of the shares at the issue date was $114,602.

     The Company maintains cash balances at several financial institutions located in New Jersey. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. As of June 30, 1998 and 1997, the Company's uninsured cash balances approximated $1,576,000 and $599,000, respectively.

     The Company is involved in various lawsuits and claims incidental to its business. In the opinion of management, the ultimate liabilities, if any, resulting from such lawsuits and claims, will not materially affect the financial position of the Company.


Note 15 - Income Taxes:

       As of June 30, 1998, the Company has Federal net operating loss carry forwards of approximately $19,550,000. Such carry forwards begin to expire in 2009 if not previously used. The $19,550,000 carry forward is comprised of approximately $17,850,000 which is available for utilization in the tax year ending June 30, 1999. The remaining $1,700,000 carry forward is restricted as to utilization subject to the provisions of Internal Revenue Code Section 382. Since realization of the tax benefits associated with these carry forwards is not assured, a full valuation allowance was recorded against these tax benefits as required by SFAS No. 109.


                                     -F-23-

Note 16 - Discontinued Operations:

       On November 10, 1993, Showcase Cosmetics, Inc. (Showcase), the parent company of the Bar-Lor Subsidiaries, and the Company consummated Reorganization (the "Reorganization") pursuant to a Plan of Reorganization dated December 23, 1992, as amended. The reorganization was accounted for using the purchase method of accounting. On October 13, 1995, the Company disposed of the Bar-Lor Subsidiaries, whose principal services were the packaging and distribution of cosmetic products.


Note 17 - Supplemental Cash Flow Information:

       A. Cash paid for interest during the years ended June 30, 1998, 1997 and 1996 amounted to $64,919, $40,832 and $9,581.

       B. The Company acquired certain equipment with an aggregate cost of $25,345 and $6,200 under capital leases obligations for the years ended June 30, 1998 and 1997 respectively.

       C.   During 1998,  $2,200,000 of Debentures were converted into 2,602,500
            shares  of  common  stock.   During  1997,   $360,000  of  Converted
            Debentures were liquidated through the issuance of Common Stock.

       D. During 1998, the Company granted outside consultants options to acquire 360,000 shares of common stock at exercise prices ranging from $1.16 to $4.00. In addition, the Company modified the terms of 640,000 options held by outside consultants. The fair value of these options ($92,000) has been charged to operations in accordance with SFAS No. 123.










                                     -F-24-

Note 18 - Segment Information:

       The Company's two industry segments are the design and manufacture of modular steel prison cells for the corrections industry and the distribution of treatment booths and IntraScan Systems to the medical industry. The following is a summary of selected consolidated financial information for the Company's industry segments:

                                                         June 30
                                                         -------
                                         1998          1997               1996
                                         ----          ----               ----
       Revenues:
            Modular steel products    $12,713,508    $ 6,114,195    $ 3,256,574
            Medical products              208,302        335,549        198,041
                                      -----------    -----------    -----------
                Total                 $12,921,810    $ 6,449,744    $ 3,454,615
                                      ===========    ============   ===========
       Operating Profit (Loss):
            Modular steel products         73,434     (2,706,272)    (4,508,406)
            Medical products           (2,067,256)    (1,035,934)      (555,462)
                                      -----------     -----------     ----------
                Total                 $(1,990,822)   $(3,742,206)   $(5,063,868)
                                      ============   ============    ===========
       Identifiable Assets:
            Modular steel products    $ 4,258,021    $  5,002,432   $ 1,317,620
            Medical products              916,080         429,845     1,766,143
                                      -----------     -----------     ----------
                Total                 $ 5,174,101    $  5,432,277     3,083,763
                                      ===========    ============    ===========



     For the year ended June 30, 1998, 1997 and 1996, one customer accounted for 93%, 48% and 70% of the total revenues. As of June 30, 1998, one customer accounted for 42% of receivables.

Note 19 - Reduction in Carrying Value of Assets:

       The Company acquired the stock of LTD, the developer of the IntraScan II PACS system. In connection with this acquisition, the Company has determined to focus its marketing efforts on the IntraScan II PACS technology. In November 1992, the Company acquired Diversified Imaging Technology, a company that developed the IntraScan I technology, which was subsequently integrated with the IntraScan II product. As a result, during the fourth quarter of fiscal 1996 the Company charged operations with approximately $777,000 to write off the excess net assets of businesses acquired as resulting from its acquisition of the IntraScan I technology.





                                     -F-25-

                               CHANTREY VELLACOTT

MARKCARE MEDICAL SYSTEMS LIMITED
Auditors' Report To The Members of MarkCare Medical Systems Limited

We have audited the financial statements, [for the year ended June 30, 1998]. Which have been prepared under the historical cost convention [ ].

Respective Responsibilities Of Directors And Auditors
As described [ ] the company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

Basis Of Opinion
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting polices are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Going concern
In forming our opinion we have considered the adequacy of the disclosures made in the financial statements [ ] concerning the basis on which the financial statements have been prepared. The financial statements have been prepared on a going concern basis. We considered that this matter should be drawn to your attention but our opinion is not qualified in this respect.

US GAAP and US GAAS
With respect to the information disclosed in the financial statements, we are not aware of any material differences between UK Generally Accepted Accounting Principles and US Generally Accepted Accounting Principles or between UK Auditing Standards and US Generally Accepted Auditing Standards.

                                     -F-26-

Opinion
In our opinion the financial statements give a true and fair view of the state of the company's affairs at 30 June 1998 and of its loss for the year then ended and have been properly prepared in accordance with the Companies Act of 1985.


/s/ Chantrey Vellacott

Chartered Accountants
Registered Auditors
LONDON





                                     -F-27-

                                   BAKER TILLY
AUDITORS REPORT TO THE MEMBERS OF MARKCARE MEDICAL SYSTEMS, LTD.

We have audited the financial statements. [for the year ended June 30, 1997].

Respective responsibilities of directors and auditors
As described [ ] the company's directors are responsible for the preparation of the financial statements. It is our responsibility to form and independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion
We conducted our audit, in accordance with Auditing Standards issued by the Auditing Practice Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit, as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Fundamental Uncertainty
These accounts have been prepared under the going concern accounting policy. This is on the basis that the holding company and the directors will continue to provide sufficient finance to enable the company to meet its liabilities. The balance sheet position at June 30, 1997, is insolvent by L 340,319. As stated in the financial statements amounts owned to the holding company and a company owned by a director total L 324,476. The company is therefore reliant on the holding company and directors support in order to continue trading. Our opinion is not qualified in this respect.

US GAAP and US GAAS
With respect to the information disclosed in the financial statements, we are not aware of any material differences between UK Generally Accepted Accounting Principles and US Generally Accepted Accounting Principles or between UK Auditing Standards and US Generally Accepted Auditing Standards.


                                     -F-28-

Opinion
In our opinion the financial statements give a true and fair view of the state of the company's affairs at 30 June 1997 and of its loss for the period then ending and have been properly prepared in accordance with the provisions of the Companies Act 1985.

/s/  Baker Tilly


Registered Auditors
Chartered Accountants
Old Sarum House
49 Princes Street
Yeovil, Somerset
BA20 1EG









                                     -F-29-

                     Mark Solutions, Inc. and Subsidiaries

                           Consolidated Balance Sheet


                                     ASSETS

                                                          September 30, 1998               June 30, 1998
                                                          ------------------               -------------
Current Assets:
Cash and cash equivalents                                   $ 1,620,680                        $ 564,577
 Restricted cash                                                      -                        1,234,005
 Subscriptions receivable                                             -                        1,231,000
 Accounts receivable, less allowance of
  $5,500 at September 30, and June 30,1998                    1,207,310                          623,912
 Due from officer                                                     -                          102,058
 Inventories                                                    856,314                          112,474
 Other current assets                                           430,264                          208,377
                                                            -----------                      -----------

  Total Current Assets                                                        4,114,568                        4,076,403

Property and equipment, net                                                     587,673                          438,612


Other Assets:
 Cost in excess of net assets
    of business acquired less accumulated
    amortization of $489,858 and $437,373 at
    September 30 and June 30, 1998,
    respectively                                                 559,833                         612,318
Other assets                                                      47,119                          46,768
                                                             -----------                     -----------
  Total Other Assets                                                            606,952                          659,086
                                                                            -----------                      -----------




Total Assets                                                                $ 5,309,193                      $ 5,174,101
                                                                            ===========                      ===========


                                      -F-30-

                     Mark Solutions, Inc. and Subsidiaries

                           Consolidated Balance Sheet


                      Liabilities and Stockholders' Equity

                                                          September 30, 1998               June 30, 1998
                                                          ------------------               -------------
Current Liabilities:
Accounts payable                                              1,078,848                         $ 715,642
Current maturities of long-term debt                            108,367                           108,171
Current portion of obligations
  under capital leases                                           27,810                            19,418
Due to related  parties                                          79,909                            14,693
Deferred revenues                                               206,082                                 -
Accrued liabilities                                             113,893                           140,262
                                                             ----------                        ----------

   Total Current Liabilities                                                  1,614,909                             998,186

Other Liabilities:
Long-term debt excluding current maturities                   1,084,218                         1,029,385
Long-term portion of obligations under
  capital leases                                                 41,010                            31,031
                                                             ----------                        ----------

   Total Other Liabilities                                                    1,125,228                           1,060,416


Commitments and Contingencies                                                         -                                   -

Temporary Equity                                                              1,220,000                           1,220,000

Stockholders' Equity:
Common stock, $.01 par value,
 50,000,000 shares authorized,
 19,296,674  shares issued and
 outstanding at September 30 and
 June 30, 1998, respectively                                    192,967                           192,967
Additional paid-in capital                                   31,812,146                        31,846,556
Deficit                                                     (30,645,839)                      (30,144,024)
Treasury Stock                                                  (10,218)                                -
                                                              ----------                       ----------
   Total Stockholders' Equity                                                 1,349,056                           1,895,499
                                                                             ----------                          ----------


Total Liabilities and Stockholders' Equity                                   $5,309,193                          $5,174,101
                                                                             ==========                          ==========


                                     -F-31-

                    Mark Solutions, Inc. and Subsidiaries

                      Consolidated Statement of Operations

                                                      Three Months          Three Months
                                                         Ended                  Ended
                                                   September 30, 1998     September 30, 1997
                                                   ------------------     ------------------
Revenues:
     Sales                                         $     688,861          $    832,241
                                                   --------------         --------------
Costs and Expenses:
     Cost of sales                                       414,851              1,227,587
     Selling, general, and
          administrative expenses                        737,790                952,480
                                                   --------------         --------------
   Total Costs and Expenses                            1,152,641              2,180,067
                                                   --------------         --------------
Operating (Loss)                                        (463,780)            (1,347,826)
                                                   --------------         --------------
Other Income (Expenses):
     Interest income                                      28,224                  -
     Interest expense                                    (11,426)              (196,577)
     Imputed Interest expense on
        convertible debentures                           (54,833)               (96,093)
     Bad debt expense                                         -                 (28,756)
                                                   --------------         --------------
                                                         (38,035)              (321,426)
                                                   --------------         --------------
Net (Loss)                                         $    (501,815)         $  (1,669,252)
                                                   ==============         ==============


Basic (Loss) per Share                             $       (0.03)         $       (0.11)
                                                   ==============         ==============

Weighted Average Number of
     Shares Outstanding                                19,281,674           15,016,078
                                                   ==============         ==============





                                     -F-32-

                     Mark Solutions, Inc. and Subsidiaries

                      Consolidated Statement of Cash Flows



                                                                      Three Months               Three Months
                                                                          Ended                      Ended
                                                                   September 30, 1998         September 30, 1997
                                                                   ------------------         --------------------

Cash Flows From Operating Activities:
Net (loss)                                                          $ (501,815)                      $(1,669,203)
Adjustments to reconcile net income (loss) to net cash
 provided by (used for) operating activities:
   Depreciation and amortization                                        74,827                            84,075
   Deferred Imputed interest on convertible debentures                  54,833                                 -
   (Increase) decrease in assets:
     Restricted cash                                                 1,234,005                          (137,500)
     Accounts Receivable                                              (583,398)                        1,373,140
     Inventory                                                        (743,840)                         (365,071)
     Other current assets                                             (119,829)                           57,007
     Other assets                                                         (351)                          (15,167)
   Increase (decrease) in liabilities:
     Accounts payable                                                  363,206                           300,294
     Due to related parties                                             65,216                           (33,677)
     Increase in deferred revenue                                      206,082                                -
     Accrued liabilities                                               (26,369)                          (34,896)
   Net adjustments to reconcile net (loss) to net cash
                                                                 ---------------                     -------------
     provided by operating activities                                  524,382                         1,228,205
       Net Cash Provided by
                                                                 ---------------                     -------------
       (Used for) Operating Activities                                  22,567                          (440,998)
                                                                 ---------------                     -------------

Cash Flows From Investing Activities:
   Acquisition of property and equipment                              (171,403)                          (12,097)
        Net Cash (Used for)
                                                                 ---------------                     -------------
         Investing Activities                                         (171,403)                          (12,097)
                                                                 ---------------                     -------------

Cash Flows From Financing Activities:
   Collection of subscriptions receivable                            1,231,000                                  -
   Repayment of convertible debt                                             -                          (441,296)
   Increase in short term borrowings                                         -                          (394,840)
   Proceeds of equipment loans less repayments                          18,567                             7,580
   Repayment of notes payable officer                                        -                           (19,887)
   Proceeds from issuance of common stock                                    -                         1,648,908
   Debt issue costs                                                          -                            (1,917)
   Payment of stock related costs                                      (34,410)                                -
   Purchase of treasury stock                                          (10,218)                                -
                                                                 ---------------                     -------------
Net Cash Provided by Financing Activities                            1,204,939                           798,548
                                                                 ---------------                     -------------
Net Increase in Cash                                                 1,056,103                           345,453

Cash and Cash Equivalents at Beginning of Period                       564,577                           422,457
                                                                 ---------------                     -------------

Cash and Cash Equivalents at End of Period                         $ 1,620,680                         $ 767,910
                                                                 ===============                     =============

                                     -F-33-

Note 1 INTERIM FINANCIAL INFORMATION


The consolidated balance sheet of the Company as of September 30, 1998, the consolidated statements of operations for the three months ended September 30, 1998 and 1997 and the consolidated statements of cash flows for the three months ended September 30, 1998 and 1997 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring accurals) necessary to present fairly the financial position, results of operations and cash flows have been included.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The June 30, 1998 balance sheet data is derived from the audited consolidated financial statements. The attached financial statements should be read in connection with the consolidated financial statements and notes hereto included in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

Certain reclassifications have been made to the current and prior year amounts to conform to the current period presentation.


Note 2  INVENTORIES

               Inventories consist of the following:

                                         September 30, 1998       June 30, 1998
                                         ------------------       -------------
               Raw Materials                 $     -                   $ 84,974
               Work-in-progress              $ 828,814                 $      -
               Finished Goods                $  27,500                 $ 27,500
                                             ---------                 --------
                           Total             $ 856,314                 $112,474
                                             =========                 ========


                                     -F-34-

Note 3         COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL


Basic earnings (loss) per common share is computed by dividing the net earnings by the weighted average number of shares of common stock outstanding during the period. Dilutive earnings per share gives effect to stock options and warrants which are considered to be dilutive common stock equivalents. Basic and dilutive loss per share were equivalent for all periods presented. Earnings per share have been retroactively restated to reflect FASB No. 128 for all prior periods presented.


Note 4         TEMPORARY EQUITY

Due to issues regarding certain terms of the June 1998 Private Placement, each of the investors is an "underwrtirer" of the 1,220,000 Private Placement Shares in connection with any resale and has rescission rights through November 4, 1999. If any of the investors assert rescission rights and ultimately prevail, the investors would be entitled to (i) return the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, and receive a refund of their purchase price of $1,220,00 plus interest or (ii) if the Private Placement Shares, related Warrants and the rights to the Adjustment Shares, if any, are sold, sue for the difference between the purchase price of $1,220,00 and the sales price of these securities. Accordingly, $1,220,000 of the proceeds from the Private Placement has been classified in the COnsolidated Balance Sheet at September 30, 1998 as "Temporary Stockholders Equity" and such classification will continue to the expiration of the potential rights.



                                     -F-35-

                                     PART II

                 INFORMATION NOT REQUIRED IN FORM S-1 PROSPECTUS
Item 13.  Other Expenses of Issuance and Distribution.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                 Amount
----                                                 ------
Registration Fee . . . . . . . . . . . . . . . . .  $   3,551
Accountants' Fees and Expenses . . . . . . . . . .      5,000
Blue Sky Filing Fees and Expenses . . . . . . . .       3,000
Legal Fees and Expenses . . . . . . . . . . . . .      10,000
Miscellaneous . . . . . . . . . . . . . . . . . .       4,000
                                                    ---------

Total . . . . . . . . . . . . . . . . . . . . . .    $ 25,551
                                                     ========


Item 14.  Indemnification of Directors and Officers.

     Reference is made to Article Seven of the Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law.

     Article Seventh of the Certificate of Incorporation of the Registrant provides for indemnification to the full extent permitted by Delaware law of all persons whom it shall have the power to indemnify thereunder. Section 145 of the General Corporation Law of the State of Delaware ("GCL") contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of being or having been a director or officer of the Registrant provided said officers or directors acted in good faith. GCL
Section 145 provides broad powers of indemnification of directors and officers by their corporation. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the corporation to indemnify any officer or director again expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with any "threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, whether civil, criminal, administrative or investigative- by reason of the fact that he is or was a director or officer of the corporation, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of a Delaware corporation, the corporation may in like manner indemnify any officer or director against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such personal shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, but only if and to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Should a director or officer defend litigation arising out of his office and be successful on the merits or otherwise in defense of the action, GCL
Section 145 provides that such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Finally, a corporation organized under the GCL shall have power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a director, whether or not the corporation would have the power to indemnify him against such liability under the before described provisions of Section 145 of the GCL.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding private placements of equity securities by Mark for the last three years.

     On January 17, 1996, Mark granted two-year options to purchase 10,000 shares of Common Stock at $5.75 per share to one person for financial consulting services.

     In May 1996, Mark committed to purchase all of the outstanding stock of Simis Medical Imaging, Ltd. (now MarkCare Medical Imaging Limited) and issued an aggregate of 250,616 shares of Common Stock in connection with the purchase.

     On August 8, 1996, Mark issued to one investor 7% two-year $2,200,000 principal amount convertible debentures with a conversion rate of 80% of the trading price of the Common Stock on the date(s) of conversion. This transaction was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investor.

     Mark sold 992,194 shares of Common Stock pursuant to the conversion of debentures issued in a private placement to Southbrook International Investments, Ltd. The conversion was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investor.

      Mark issued the following warrants to five individuals for sales and/or investor relations services. Each of the transactions was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investor.

  Number        Per Share
 of Shares       Exercise          Warrant        Grant
Purchasable       Price             Term           Date
---------------------------------------------------------------
 50,000          $ 5.75           2 Years       09/19/96
 50,000            5.125          2 Years       09/04/96
100,000            2.00           2 Years       04/01/97
 50,000            1.25           3 Years       05/30/97
100,000            2.00           2 Years       06/18/97

     Mark issued the following options to its outside directors as compensation for serving as a Board member. Each of the transactions was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the individuals' relationship to Mark.

  Number          Per Share
 of Shares        Exercise          Warrant        Grant
Purchasable        Price             Term           Date
--------------------------------------------------------------
120,000         $ 5.75            5 Years       09/19/96
120,000           2.00            5 Years       02/07/97


     As partial consideration under a new employment agreement, on May 30, 1997,Carl Coppola was granted three-year warrants to purchase 250,000 shares of Common Stock at an exercise price of $1.25; 250,000 shares of Common Stock at an exercise price of $2.00 and 250,000 shares of Common Stock at an exercise price of $2.75. This transaction was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the individuals' relationship to Mark.

     In June 1997, Mark issued to three investors an aggregate of $1,550,000 in two-year principal amount convertible debentures with a conversion rate of $ .80 per share. Each of the transactions was effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investors.

     On September 3, 1997, Mark reduced the exercise price of certain outstanding warrants which were issued to four persons for investor relations and financial banking consulting services from $5.00 per share. The exercise price of warrants to purchase 250,000 shares of Common Stock was reduced to $2.75 per share and the exercise price of warrants to purchase 150,000 shares of Common Stock was reduced to $2.50 per share.

     On December 4, 1997, Mark extended the expiration date of outstanding warrants to purchase 140,000 shares of Common Stock at $2.00 per share from December 31, 1997 to June 30, 1998. These warrants were previously issued to three individuals in connection with a private placement financing in 1995. These transactions were effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investors.

     On December 4, 1997, Mark reduced the exercise price of certain warrants to purchase 50,000 shares of Common Stock at $5.75 per share and 50,000 shares of Common Stock at $5.125, to $2.625 per share. These warrants have an expiration date in September 1998 and were previously issued to two individuals for investor relations and sales consulting services. These transactions were effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the investors.

     On December 4, 1997, Mark issued three-year options to purchase 454,000 shares of Common Stock at $2.875 per share to 16 of its employees as incentive compensation. These transactions were effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investors relationship to Mark.

    On December 4, 1997, Mark issued warrants to purchase 230,000 shares of Common Stock to four consultants for investment banking and legal services. The terms of the warrants is as follows:

        Shares Subject       Exercise
         To Option            Price               Term in Years
        --------------      ----------            -------------
          35,000              $2.875                   Two
         100,000                4.00                   Two
          75,000                3.25                   Two
          20,000               2.875                   Three


    On December 4, 1997, Mark issued to each of its four outside directors five-year options to purchase 100,000 shares of Common Stock for serving on the Board of Directors. Options to purchase 300,000 shares are exercisable at $2.875 per share and options to purchase 100,000 are exercisable at $3.375 per share. These transactions were effected in reliance of the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investors relationship to Mark.

     Mark issued the following warrants to three individuals for business consulting or legal services. Each of the transactions were effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the individuals.

 Number of Shares         Per Share Exercise         Warrant          Grant
   Purchasable                  Price                 Term             Date
 -----------------        ------------------         -------         --------
    100,000                   $1.125                 2 Years         06/25/98
     30,000                   $1.125                 3 Years         06/25/98
      5,000                   $2.375                 3 Years         02/12/98



     On May 19, 1998, Mark granted three-year options to purchase 35,000 shares of Common Stock at between $2.00 and $2.875 per share to three employees as incentive compensation. Each of the grants was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the individuals relationship with Mark.

     On May 19, 1998, Mark granted five-year warrants to purchase 75,000 shares of Common Stock at $1.50 per share to a holder of $200,000 in Mark's convertible debentures as an inducement to convert the debentures. This transaction was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the individuals.

     On June 25, 1998 Mark cancelled options granted to its four outside directors to purchase an aggregate of 400,000 shares of Common Stock at between $2.875 and $3.375 per share and granted each outside director five-year options to purchase 100,000 shares of Common Stock at $1.125 per share, the closing sales price on the date of grant. Each of the grants was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering, the investor sophistication of the individuals and the individuals relationship with Mark.

     On June 25, 1998 Mark cancelled options granted to two of its officers to purchase an aggregate of 400,000 shares of Common Stock at $2.875 per share and granted to these officers three-year options to purchase 400,000 shares of Common Stock at $1.125 per share, the closing sales price on the date of grant. Each of the grants was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering, the investor sophistication of the individuals and the individuals relationship with Mark.

     On June 25, 1998, Mark extended the expiration date of outstanding warrants to purchase an aggregate of 140,000 shares of Common Stock at $2.00 per share from June 30, 1998, to December 31, 1998. These warrants were previously granted to three individuals pursuant to a private placement financing in 1995. The transaction was effected in reliance on the registration exemption provided by
Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering, the investor sophistication of the individuals and the individuals relationship with Mark.

     In June 1998, Mark completed a $2,750,000 private placement of equity and debt units (the "Private Placement"). See "Mark June 1998 Private Placement" in the Prospectus for the terms of the Private Placement. These transactions were effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the investor sophistication of the individuals.

     On September 17, 1998, Mark granted three-year options to purchase 859,000 shares of Common Stock at $1.00 per share to 16 employees as incentive compensation. Each of the grants was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act as not involving a public offering due to the limited nature of the offering and the individuals relationship with Mark.

Item 16.  Exhibits.

     The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.


Item 17.  Undertakings.

          (A) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons, if any, of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (B) With respect to the common stock underlying the Warrants and Debentures, the undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                POWER OF ATTORNEY

     Mark Solutions, Inc., and each of the undersigned do hereby appoint Carl Coppola, its or their true and lawful attorney to execute on behalf of Mark
Solutions, Inc. and the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of New Jersey, on November 23, 1998.

                                              MARK SOLUTIONS, INC.

                                             By:  /s/ Carl Coppola
                                                 --------------------------
                                                (Carl Coppola, Chief
                                                 Executive Officer and
                                                 President)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                Title                         Date

/s/ Carl Coppola         Chief Executive Officer       November 23, 1998
--------------------
(Carl Coppola)           President and Director
                         (Principal Executive Officer),

/s/ Michael Nafash       Chief Financial Officer,      November 23, 1998
--------------------
(Michael Nafash)         Vice President- Finance
                         and Director (Principal
                         Financial and Accounting
                         Officer)

/s/ Richard Branca       Director                      November 23, 1998
--------------------
(Richard Branca)

/s/ Yitz Grossman        Director                      November 23, 1998
--------------------
(Yitz Grossman)

/s/ Ronald E. Olszowy    Director                      November 23, 1998
--------------------
(Ronald E. Olszowy)

/s/ William Westerhoff   Director                      November 23, 1998
---------------------
(William Westerhoff)

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number   Description
------   -----------

   2.    a) -- Stock Purchase Agreement between Mark and Ian
               Baverstock, Jonathan Newth, David Payne and
               Joanna Tubbs dated April 5, 1996. (Incorporated by reference to Exhibit 1 to Mark's Current
               Report on Form 8-K - Date Of Report May 28, 1996, referred to herein as "Mark's May 1996 Form 8-K").

         b) -- Stock Purchase Agreement between Mark and
               Christopher Cummins and Moira Addington dated
               April 24, 1996. (Incorporated by reference to
               Exhibit 2 to Mark's Form 8-K).


   3.    a) -- Amended and Restated Certificate of Incorporation
               (Incorporated by reference to Exhibit 3.a) to Mark's Form 10-K for the fiscal year ended June
               30, 1998)

         b) -- By-laws (Incorporated by reference to Exhibit 3 b) to Mark's Form 10-K for the fiscal year ended
               June 30, 1998)

   4.    a) -- Specimen Stock Certificate (Incorporated by
               reference to Exhibit 4 a) to Mark's Form 10-K for the fiscal year ended June 30, 1998)

5. Opinion of Timothy J. McCartney, Esq. (Previously filed)

10.     Material Contracts

             a)-- Employment Agreement between Mark
                  and Carl Coppola (Incorporated by
                  reference to Exhibit 10 a) to Mark's
                  Form 10-K for the fiscal year ended
                  June 30, 1997)

             b)-- Incentive Stock Option Plan (Incorporated
                  by reference to Exhibit 10b to Mark's
                  Form 10-K for the fiscal year ended
                  June 30, 1998)


             c)-- Agreement between New York State
                  and Mark dated July 17, 1996.
                  (Incorporated by reference to Exhibit
                  10 d) to Mark's Form 10-K for the
                  fiscal year ended  June 30, 1996)

             d)-- Agreement between Data General
                  Corporation and Mark dated March
                  18, 1996 as amended on January 20,
                  1997.  (Incorporated by reference
                  to Exhibit 10 e) to Mark's Form 10-K
                  for the fiscal year ended June 30, 1996)


21.    Subsidiaries of Mark (Incorporated by reference to Exhibit
       21) to Mark's Form 10-K for the fiscal year ended
       June 30, 1998)


  23.    a) -- Consents of Holtz Rubenstein & Co., LLP, Sax Macy
               Fromm & Co., P.C., Chantrey Vellacott and Baker
               Tilly (included on pages II-13 and II-19)

 23     b) -- Consent of Timothy J. McCartney, Esq. (included in
               Exhibit 5)

  24.          Power of Attorney (included on page II-10)


  27.  Financial Data Schedule

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to inclusion in the Registration Statement on Form S-1 of our report dated August 25, 1998, (except for Note 10c as to which the date is November 8, 1998) with respect to the consolidated financial statements of Mark Solutions, Inc and Subsidiaries ("Mark") as of June 30, 1998 and for the year ended June 30, 1998. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.



                                            /s/ HOLTZ RUBENSTEIN & CO., LLP
                                               Certified Public Accountants


Melville, New York
November 20, 1998




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 22, 1997 (except for Note 1, as to which date is September 23, 1997), on our audits of the consolidated financial statements of Mark Solutions, Inc.'s ("Mark") as of June 30, 1997 and for the years ended June 30, 1997 and 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.



                                              /s/ Sax Macy Fromm & Co., P.C.
                                               Certified Public Accountants


Clifton, New Jersey
November  20, 1998

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 30, 1998, on our audits of the financial statements of MarkCare Medical Systems Limited ("Limited") as of June 30, 1998 and for the year ended June 30, 1998.



                                                      /s/Chantrey Vellacott
                                                         Chartered Accountants
                                                         Registered Auditors

London, England
November 23, 1998




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 25, 1997, on our audits of the financial statements of MarkCare Medical Systems Limited ("Limited") for the period ending, 30 June, 1997.


                                                       /s/Baker Tilly
                                                         Chartered Accountants



London, England
November  20, 1998